UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

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❒	Soliciting Material Under Section 240.14a-12

Summit Financial Group, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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P. O. Box 179
300 North Main Street
Moorefield, West Virginia 26836

April 14, 2016
Dear Shareholder:
You are cordially invited to attend the Annual Meeting of Shareholders of Summit Financial Group, Inc. (the “Company”), a West Virginia corporation, which will be held on Thursday, May 19, 2016, at 1:00 p.m., EDT, at the Company’s Corporate Office, 300 North Main Street, Moorefield, West Virginia.
It is important that your shares be represented at the Meeting. Whether or not you plan to attend the Meeting, you are requested to complete, date, sign and return the enclosed proxy card in the enclosed envelope for which postage has been paid. If you have any questions regarding the information in the attached proxy materials, please do not hesitate to call Teresa Ely, Director of Shareholder Relations, (304) 530-1000.
You will be asked at the Annual Meeting, to (i) elect five (5) directors to serve until 2019, (ii) to adopt a non-binding resolution to approve the compensation of the Company’s named executive officers, and (iii) to ratify the selection of Arnett Carbis Toothman LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2016.
You are urged to read the accompanying Proxy Statement carefully, as it contains detailed information regarding the nominees for directors of the Company and the independent registered public accounting firm of the Company.

Very truly yours,

Oscar M. Bean
Chairman of the Board

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 19, 2016
This proxy statement, along with our 2015 Annual Report, which includes our Form 10-K for the fiscal year ended December 31, 2015, are available free of charge on the following website: www.summitfgi.com.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TIME	1:00 p.m., EDT, on May 19, 2016

PLACE	Summit Financial Group, Inc. Corporate Office 300 North Main Street Moorefield, West Virginia 26836

ITEMS OF BUSINESS
(1) To elect five (5) directors to serve until 2019;
(2) To adopt a non-binding resolution to approve the compensation of the Company's named executive officers;
(3) To ratify the selection of Arnett Carbis Toothman LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2016;
(4) To transact such other business as may properly come before the Meeting. The Board of Directors at present knows of no other business to come before the Annual Meeting.

RECORD DATE	Only those shareholders of record at the close of business on March 31, 2016, shall be entitled to notice and to vote at the Meeting.

ANNUAL REPORT	Our 2015 Annual Report, which is not part of the proxy materials, is enclosed.

PROXY VOTING
It is important that your shares be represented and voted at the Meeting. Please MARK, SIGN, DATE and PROMPTLY RETURN the enclosed proxy card in the postage-paid envelope. Any proxy may be revoked prior to its exercise at the Meeting.

April 14, 2016	Oscar M. Bean
Chairman of the Board

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DIRECTORS WHOSE TERMS EXPIRE IN 2017	19

ITEM 2 - ADOPTION OF NON-BINDING RESOLUTION TO APPROVE THE COMPENSATION OF THE
COMPANY'S NAMED EXECUTIVE OFFICERS	20

COMPENSATION DISCUSSION AND ANALYSIS	21

Executive Compensation Program	21
Setting Executive Compensation	22
Plans Covering All Employees	29
Potential Payments Upon Termination or Change of Control	29
Compensation of Named Executive Officers	36

EXECUTIVE COMPENSATION	37

Summary Compensation Table	37
Grants of Plan-Based Awards	39
Outstanding Equity Awards at December 31, 2015	40
Options Exercised and Stock Vested During 2015	42
Pension Benefits	43
Estimated Payments Upon Termination	44
Director Compensation 2015	47

COMPENSATION AND NOMINATING COMMITTEE REPORT	49

Compensation and Nominating Committee	49

ITEM 3 - RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	50

AUDIT AND COMPLIANCE COMMITTEE REPORT	51

Audit and Compliance Committee	51
Fees To Arnett Carbis Toothman LLP	51

EXECUTIVE OFFICERS	53

PRINCIPAL SHAREHOLDERS	54

REQUIREMENTS, INCLUDING DEADLINE FOR SUBMISSION OF PROXY PROPOSALS, NOMINATION OF DIRECTORS AND OTHER BUSINESS OF SHAREHOLDERS	55

Stock Transfers	55

ANNUAL REPORT	56

FORM 10-K	56

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PROXY STATEMENT

These proxy materials are delivered in connection with the solicitation by the Board of Directors of Summit Financial Group, Inc. (“Summit,” the “Company,” “we,” or “us”), a West Virginia corporation, of proxies to be voted at our 2016 Annual Meeting of Shareholders and at any adjournment or postponement.
You are invited to attend our Annual Meeting of Shareholders on May 19, 2016, beginning at 1:00 p.m. The meeting will be held at Summit’s Corporate Office, 300 North Main Street, Moorefield, West Virginia 26836.
This Proxy Statement, form of proxy and voting instructions are being mailed starting on or about April 14, 2016.
Principal Executive Office of the Company
The principal executive office of the Company is 300 North Main Street, Moorefield, West Virginia 26836.
Shareholders Entitled to Vote
Holders of record of Summit common shares at the close of business on March 31, 2016, are entitled to receive this notice and to vote their shares at the Annual Meeting. As of that date, there were 10,854,809 common shares outstanding. Each common share is entitled to one vote on each matter properly brought before the Annual Meeting.
Multiple Shareholders Sharing the Same Address
Owners of common stock in street name may receive a notice from their broker or bank stating that only one proxy statement will be delivered to multiple shareholders sharing an address. This practice, known as “householding,” is designed to reduce printing and postage costs. However, if any shareholder residing at such an address wishes to receive a separate proxy statement, he or she may contact Teresa Ely, Director of Shareholder Relations, Summit Financial Group, Inc., P. O. Box 179, Moorefield, West Virginia 26836, or by telephone at (304) 530-1000, or by e-mail at tely@summitfgi.com.
Proxies
Your vote is important. Shareholders of record may vote their proxies by mail. If you choose to vote by mail, a postage-paid envelope is provided.
Proxies may be revoked at any time before they are exercised by (1) written notice to the Secretary of the Company, (2) timely delivery of a valid, later-dated proxy or (3) voting in person at the Annual Meeting.
You may save us the expense of a second mailing by voting promptly. Choose one of the following voting methods to cast your vote.
Vote By Mail
If you choose to vote by mail, simply mark your proxy card, date and sign it, and return it in the postage-paid envelope provided.

Voting at the Annual Meeting
The method by which you vote now will in no way limit your right to vote at the Annual Meeting if you later decide to attend in person. If your shares are held in the name of a bank, broker or other holder of record, you must obtain a proxy, executed in your favor, from the holder of record to be able to vote at the Meeting.
All shares that have been properly voted and not revoked will be voted at the Annual Meeting in accordance with your instructions. If you sign your proxy card but do not give voting instructions, the shares represented by that proxy will be voted as recommended by the Board of Directors.
Voting on Other Matters
If any other matters are properly presented at the Annual Meeting for consideration, the persons named in the enclosed form of proxy intend to exercise their discretionary authority in accordance with applicable federal and state laws and regulations to vote on those matters for you. As of the date this proxy statement went to press, we did not know of any other matter to be raised at the Annual Meeting.
Required Vote
The presence, in person or by proxy, of the holders of a majority of the votes entitled to be cast by the shareholders entitled to vote at the Annual Meeting is necessary to constitute a quorum. Abstentions and broker “non-votes” are counted as present and entitled to vote for purposes of determining a quorum. A broker “non-vote” occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power for that particular item and has not received instructions from the beneficial owner.
On the record date, there were 10,854,809 shares of common stock outstanding which are held by approximately 1,183 shareholders of record. A majority of the outstanding shares of Summit Financial Group, Inc. will constitute a quorum at the meeting.
A plurality of the votes cast is required for the election of directors. Abstentions and broker “non-votes” will be disregarded and will have no effect on the outcome of the vote for the election of directors.
In the election of directors, shareholders cast one (1) vote for each nominee for each share held. However, every shareholder has the right of cumulative voting, in person or by proxy, in the election of directors. Cumulative voting gives each shareholder the right to aggregate all votes which he or she is entitled to cast in the election of directors and to cast all such votes for one candidate or distribute them among as many candidates and in such a manner as the shareholder desires.
At our 2016 Annual Meeting, the total number of directors to be elected is five (5) in the class expiring in 2019. Each shareholder has the right to cast five (5) votes for each share of stock held on the record date.
If you wish to exercise, by proxy, your right to cumulative voting in the election of directors, you must provide a proxy showing how your votes are to be distributed among one or more candidates. Unless contrary instructions are given by a shareholder who signs and returns a proxy, all votes for the election of directors represented by such proxy will be divided equally among the nominees for each class. The vote represented by the proxies delivered pursuant to this solicitation, which do not contain any instructions, may be cumulated at the discretion of the Board of Directors of Summit Financial Group, Inc. in order to elect to the Board of Directors the maximum nominees named in this proxy statement.
For purposes of (i) the non-binding resolution to approve compensation of the Company’s named executive officers, and (ii) the ratification of Arnett Carbis Toothman LLP as the Company’s independent registered public accounting firm for the year ended December 31, 2016, an affirmative vote of a majority of the votes cast on this proposal is required. In determining whether the proposal has received the requisite number of affirmative votes, abstentions and broker “non-votes” will be disregarded and will have no effect on the outcome of the vote.
Cost of Proxy Solicitation
We will pay the expenses of soliciting proxies. Proxies may be solicited on our behalf by Directors, officers or employees in person or by telephone, electronic transmission, or by facsimile transmission. Brokers, fiduciaries, custodians and other nominees have been requested to forward solicitation materials to the beneficial owners of the Company’s common stock. Upon request we will reimburse these entities for their reasonable expenses.
Shareholder Account Maintenance
Computershare Shareholder Services is our transfer agent. All communications concerning accounts of shareholders of record, including address changes, name changes, inquiries as to requirements to transfer common shares and similar issues can be handled by contacting:
Computershare Shareholder Services
P.O. Box 30170
College Station, TX 77842-3170
(800) 368-5948
www.computershare.com/investor

Section 16(a) Beneficial Ownership Reporting Compliance
Section 16(a) of the Securities Exchange Act of 1934 and SEC regulations require the Company’s directors and executive officers and greater than ten percent shareholders to file reports of ownership on Form 3 and changes in ownership on Forms 4 or 5 with the SEC. Based solely on our review of copies of such reports received and/or written representations from such directors and executive officers and ten percent shareholders, the Company believes that all Section 16(a) filing requirements applicable to its directors, executive officers and ten percent shareholders were complied with during fiscal year 2015 except John W. Crites, Thomas J. Hawse, III, George W. Pace, and Charles S. Piccirillo, who each had one (1) late report relating to one (1) transaction and Georgette George who had three (3) late reports relating to three (3) transactions.

GOVERNANCE OF THE COMPNAY

Board and Committee Membership
During 2015, the Board of Directors met ten (10) times. All of our Directors attended 75% or more of the meetings of the Board and the meetings held by committees of the Board on which the directors served in 2015.
The Company has a standing Executive Committee, Audit and Compliance Committee, and a Compensation and Nominating Committee.
Board Leadership Structure
The Board of Directors of the Company is led by a Chairman who is not the Chief Executive Officer. Oscar M. Bean currently serves as the Chairman of the Board and H. Charles Maddy, III is the Company’s Chief Executive Officer. The Board believes that it is important to formally separate the roles of Chairman of the Board of Directors and the Chief Executive Officer. The separation of these roles results in a more effective monitoring and objective evaluation of the Chief Executive Officer’s performance. The Board also believes that directors will be more likely to challenge the Chief Executive Officer if the Chief Executive Officer is not the Chairman of the Board.
Board’s Role in Risk Oversight
Senior management is responsible for assessing and managing the Company’s various exposures to risk on a day-to-day basis, including the creation of appropriate risk management programs and policies. The Board is responsible for overseeing management in the execution of its responsibilities and for assessing the Company’s approach to risk management. The Board exercises these responsibilities periodically as part of its meetings and also through the Board’s committees, each of which examines various components of risk as part of their responsibilities. The Board’s role in the Company’s risk oversight process includes receiving regular reports from members of senior management and reports from committees of the Board on areas of material risk to the Company, including operational, market, credit, financial, legal and regulatory risks. This enables the Board, senior management, and the committees of the Board to coordinate the risk oversight role, particularly with respect to risk interrelationships. In addition, an overall review of risk is inherent in the Board’s consideration of the Company’s long-term strategies and in the transactions and other matters presented to the Board, including capital expenditures, acquisitions and divestitures, and financial matters.
Executive Committee
The Executive Committee, on an as needed basis, approves loans above specified limits and performs such duties and exercises such powers as delegated to it by the Company’s Board of Directors. The current members of the Company’s Executive Committee are Oscar M. Bean, Chairman, John W. Crites, James P. Geary, II, Thomas J. Hawse, III, Gary L. Hinkle, H. Charles Maddy, III, Duke A. McDaniel, and Charles S. Piccirillo. The Executive Committee did not meet in 2015.

Audit and Compliance Committee
The Audit and Compliance Committee’s primary function is to assist the Board of Directors in fulfilling its oversight responsibilities to ensure the quality and integrity of Summit’s financial reports. This entails:
•Serving as an independent and objective party to monitor the Company’s financial reporting process and internal control system.
•Providing direction to and oversight of the Company’s internal audit function.
•Reviewing and appraising the efforts of the Company’s independent auditors.
•Maintaining a free and open means of communication between directors, internal audit staff, independent auditors, and management.
The Audit and Compliance Committee has adopted a written charter, a copy of which is available on the Company’s web site at www.summitfgi.com. Current members of this committee are George W. Pace, Chairman, John W. Crites, Georgette R. George, Thomas J. Hawse, III, Gary L. Hinkle, Gerald W. Huffman, and Charles S. Piccirillo. The Audit and Compliance Committee charter requires that the committee be comprised of five (5) or more directors. The Audit and Compliance Committee met four (4) times in 2015.
Pursuant to the provisions of the Sarbanes-Oxley Act, which was enacted in 2002, the SEC adopted rules requiring companies to disclose whether or not at least one member of the Audit and Compliance Committee is an “audit committee financial expert” as defined in such rules.
Under the SEC rules, an “audit committee financial expert” has the following attributes:
•An understanding of generally accepted accounting principles and financial statements;
•An ability to assess the general application of accounting principles generally accepted in the United States of America in connection with the accounting for estimates, accruals and reserves;
•Experience preparing, auditing, analyzing, or evaluating financial statements that present a breadth and level of complexity of accounting issues that are generally comparable to the breadth and complexity of issues that can be expected to be raised by the Company’s financial statements, or experience actively supervising one or more persons engaged in such activities;
•An understanding of internal controls and procedures for financial reporting; and
•An understanding of audit committee functions.
A person must possess all of the above attributes to qualify as an audit committee financial expert.
Based on Director Questionnaires, the Board of Directors has determined that John W. Crites, Thomas J. Hawse, III, and George W. Pace of the Audit and Compliance Committee possess all of the above five attributes so as to be deemed “audit committee financial experts” under the SEC rules. All three of these individuals are independent, as independence for audit committee members is defined in the NASDAQ listing standards.

In addition, John W. Crites, Thomas J. Hawse, III, Gary L. Hinkle and George W. Pace each qualify as a “financial expert” under the NASDAQ Marketplace Rules, which standards are different from the SEC rules. Under the NASDAQ Marketplace Rules, a “financial expert” must have past employment experience in finance or accounting, requisite professional certification in accounting or other comparable experience or background which results in the individual’s financial sophistication, including being a chief executive officer, chief financial officer or other senior officer with financial oversight responsibilities. Mr. Crites, Mr. Hawse, Mr. Hinkle and Mr. Pace have the necessary experience to qualify them as “financial experts” under the NASDAQ Marketplace Rules.
For information concerning the audit fees paid by the Company in 2015 and for information about the Company’s independent auditors generally, see the Audit and Compliance Committee Report on page 50 of these Annual Meeting materials.
Compensation and Nominating Committee
The Compensation and Nominating Committee consists of a minimum of four (4) independent, outside directors. The members of the Compensation and Nominating Committee during 2015 were Oscar M. Bean, Chairman, Dewey F. Bensenhaver, John W. Crites, Thomas J. Hawse, III, Phoebe Fisher Heishman, Gary L. Hinkle, George W. Pace and Charles S. Piccirillo.
The Compensation and Nominating Committee has adopted a written charter, a copy of which is available on the Company’s website at www.summitfgi.com.
The Committee meets at scheduled times during the year as required, generally one to two times. The Committee reports on Committee actions at Board meetings. The Committee has the authority to retain outside counsel and any other advisors as the Company may deem appropriate in its sole discretion. The Compensation and Nominating Committee met one (1) time in 2015.
Policies and Procedures Relating to the Nomination of Directors
The Compensation and Nominating Committee assists the Board in (i) identifying qualified individuals to become board members, (ii) determining the composition of the Board of Directors and its committees, (iii) monitoring a process to assess board effectiveness, and (iv) developing and implementing the Company’s corporate governance guidelines.
In determining nominees for the Board of Directors, the Compensation and Nominating Committee selects individuals who have the highest personal and professional integrity and who have demonstrated exceptional ability and judgment. The Committee also selects individuals who are most effective, in conjunction with the other nominees to the Board, in collectively serving the long-term interests of the shareholders. In identifying first-time nominees for director, or evaluating individuals recommended by shareholders, the Compensation and Nominating Committee determines, in its sole discretion, whether an individual meets the minimum qualifications approved by the Board of Directors and may consider the current composition of the Board of Directors in light of the diverse communities served by the Company and the interplay of the candidate’s experience with the experience of other Board members.
Although the Compensation and Nominating Committee considers diversity in identifying nominees for a director by identifying directors who are educated and who have work experience in diverse areas (such as accounting, legal, finance, energy, media, insurance, timber, transportation, farming, hospitality, and retail) to provide the board as a whole with experience and perspective in a wide variety of areas, the Compensation and Nominating Committee does not have a policy with regard to the consideration of diversity in identifying director nominees.

The Compensation and Nominating Committee does not have a specific policy with regard to the consideration of persons nominated for Directors by shareholders. The Articles of Incorporation of the Company describe the procedures that a shareholder must follow to nominate persons for election as Directors. For more information regarding these procedures, see Requirements, Including Deadline for Submission of Proxy Proposals, Nomination of Directors and Other Business of Shareholders on page 55 of these Annual Meeting materials. The Compensation and Nominating Committee will consider nominees for Director recommended by shareholders provided the procedures set forth in the Articles of Incorporation of the Company are followed by shareholders in submitting recommendations. The Committee does not intend to alter the manner in which it evaluates nominees, including the minimum criteria set forth above, based on whether the candidate was recommended by a shareholder or not.
With regard to the Compensation and Nominating Committee’s specific nominating responsibilities, see a copy of its current charter on the Company’s website at www.summitfgi.com.
Director Qualifications and Review of Director Nominees
In connection with the Director nominations for the 2016 Annual Meeting, the Compensation and Nominating Committee considered the Nominee’s and the Continuing Directors’ roles in identifying and understanding the Company’s risks and overseeing the Company’s compliance with its risk management program. These considerations were in addition to the qualifications, skills and attributes described above that are considered by the Compensation and Nominating Committee in selecting Nominees for the Board of Directors.
In addition to fulfilling the above criteria, all of the Nominees for election to the class expiring in 2019 are independent under the NASDAQ listing standards and the SEC rules. All of the directors whose terms expire in 2017 and 2018 (the “Continuing Directors”) are independent under the NASDAQ listing standards except H. Charles Maddy, III. Mr. Maddy is not independent as he is an executive officer and employee of the Company.
Each Nominee and Continuing Director brings a strong and unique background and set of skills to the Board providing the Board as a whole competence and experience in a wide variety of areas including banking, finance, accounting, legal, corporate governance, executive management, media, energy, forestry, transportation and insurance. Set forth below are the specific experience, qualifications, skills, and attributes considered by the Board in concluding that the Nominees and Continuing Directors are qualified to serve as Directors of the Company:
Nominees for the Class Expiring in 2019
Oscar M. Bean has served as a member of the Board of Directors of the Company since 1987 and has served as a member of the Board of Directors of Summit’s banking subsidiary since 1978.  Mr. Bean was named Chairman of the Board of the Company in 1995, and has served in this capacity for the last 20 years.  Mr. Bean is a lawyer and was formerly the prosecuting attorney of Hardy County, West Virginia.  Mr. Bean served on the Board of the Moorefield Scholarship Fund and served as a member of the West Virginia University College of Law Visiting Committee.  Mr. Bean is currently the Chairman of the Eastern West Virginia Community and Technical College Foundation, a member of the Hardy County Community Foundation Board and is the Managing Partner of Bean & Bean, Attorneys at Law. Mr. Bean is Chairman of the Commission on Judicial Independence. Mr. Bean also chairs the Executive Committee and Compensation and Nominating Committee and is a member of the Asset/Liability and Funds Management Committee.

Dewey F. Bensenhaver, MD has served as a member of the Board of Directors of the Company since 2000 and served as a member of the Board of Directors of Summit’s banking subsidiary from 1998 to 2008.  Dr. Bensenhaver was reappointed as a member of the Board of Directors of Summit’s banking subsidiary in May, 2011. Dr. Bensenhaver is a physician operating a private practice since 1972. In addition, Dr. Bensenhaver has owned a farming operation since 1976.  Dr. Bensenhaver is a member of the Compensation and Nominating Committee.
John W. Crites, II is a new nominee to the Board of Directors. Mr. Crites earned his bachelor of science degree in Forestry, Wood Industries, from West Virginia University. Mr. Crites has served as the President of Allegheny Wood Products, Inc. since April, 2006. Prior to this time, Mr. Crites served as general manager of Allegheny Wood Products, Inc. where he was actively involved in the overall operations of the company. Mr. Crites also serves as the President and owner of Appalachian Wood Pellets, Inc. and Allegheny Dimensions, LLC. Mr. Crites is a member of the Board of Directors of the National Hardwood Lumber Association and the Appalachian Hardwood Manufacturers Association. Mr. Crites is a member of the Young Presidents Organization and is a past member of the Board of Directors for the West Virginia Forestry Association. Mr. Crites is a member of the Strategic Planning Committee for the Grant County Board of Education and a member of the Strategic Review Committee for the WVU School of Forestry.
James P. Geary, II has served as a member of the Board of Directors of the Company since 2007 and served as a member of the Board of Directors of Summit’s banking subsidiary from 2007 to 2008. Mr. Geary was reappointed as a member of the Board of Directors of Summit’s banking subsidiary in May, 2011. Mr. Geary earned his bachelor of science degree in accounting from the West Virginia University School of Business and received his law degree from the West Virginia University College of Law.  Mr. Geary is a Partner of the law firm Geary & Geary and is a real estate broker for Landimer, Inc.  Mr. Geary is a title insurance agent for Old Republic Title Insurance Company and First American Title Insurance Company and is the Managing Member of Allegheny Highlands, LLC, a real estate sales and development company.  Mr. Geary is a current member of the West Virginia Forestry Association.  Mr. Geary has served as a mediator in the 21st and 22nd West Virginia Judicial Circuits and serves as the Mental Hygiene Commissioner in the 21st West Virginia Judicial Circuit. Mr. Geary is a charter member of the Grant and Hardy County Gideons and is the Faithfund Regional Program Leader of the West Virginia Gideons International.  Mr. Geary was also a professor at Shepherd College, Shepherdstown, West Virginia.  Mr. Geary is a member of the Executive Committee, and the Asset/Liability and Funds Management Committee.
Charles S. Piccirillo has served as a member of the Board of Directors of the Company since 1998 and served as a member of the Board of Directors of Summit’s banking subsidiary from 1996 to 2008. Mr. Piccirillo was reappointed as a member of the Board of Directors of Summit’s banking subsidiary in May, 2011. Mr. Piccirillo received his law degree from the West Virginia University College of Law in 1980 and is a member in the law firm of Shaffer & Shaffer, PLLC. Mr. Piccirillo is also a Partner with Lawoff Associates, and President of Auggus Enterprises, Inc., both of which are real estate entities. Mr. Piccirillo is a member of the Executive Committee, the Audit and Compliance Committee and the Compensation and Nominating Committee.
Continuing Directors
J. Scott Bridgeforth has served as a member of the Board of Directors since 2011. Mr. Bridgeforth has served as a member of the Board of Directors of Summit’s banking subsidiary since 1999. Mr. Bridgeforth received his Bachelor of Business Administration in Business Management from James Madison University and has 29 years of experience in owning and operating his own business. Mr. Bridgeforth is currently the owner and Vice-President of Royal Crown Bottling Company of Winchester, Inc. and Royal Crown Bottling Company of Hagerstown, Maryland, and the owner and President of Sure Bet Services, Inc. Mr. Bridgeforth is a member of the Profit Sharing Committee and Asset/Liability and Funds Management Committee.

James M. Cookman has served as a member of the Board of Directors of the Company since 1994 and served as a member of the Board of Directors of Summit’s banking subsidiary from 1994 to 2008. Mr. Cookman was reappointed as a member of the Board of Directors of Summit’s banking subsidiary in May, 2011. Mr. Cookman has 38 years of diverse business experience in the areas of insurance, renewable energy and communications. Mr. Cookman is currently the President of Cookman Insurance Group, Inc., and is a member manager of Laurel Renewable Partners, LLC. He is also the president of several other companies that he manages. Mr. Cookman is politically active at the local and state levels and is actively involved in community initiatives. Mr. Cookman is a member of the Profit Sharing Committee.
Georgette R. George has served as a member of the Board of Directors since 2010. Ms. George also served as a member of the Board of Directors of Summit from March, 1998 to December, 1999 and served as a member of the Board of Directors of Summit’s banking subsidiary from 1995 to 2005. Ms. George was re-appointed as a member of the Board of Directors of Summit’s banking subsidiary in December, 2009. Ms. George is the Chief Operating Officer for Monarch Holdings.  She has been engaged with the businesses within Monarch for more than twenty years.  She is a principal in a number of business enterprises involved in various retail, office, and hotel development projects, of which she manages the administrative, hotel, and financial operations.  She serves as president of E&G, Inc. as well as three hotel companies.    In addition, Ms. George is the co-president for general services and vice-president of Ridgeline, Inc. Previously, she held a position in sales management at the Hewlett-Packard Company where she received the President’s Award, that company’s highest sales achievement award. Ms. George has a strong understanding of business management and finance through her experience in managing and operating multiple businesses. Ms. George has served on the Boards of numerous non-profit organizations, including the Thomas Hospital Foundation, Community Council of Kanawha Valley, the Convention Bureaus of the cities of both Charleston and South Charleston, West Virginia, Tamarack Artisan Foundation, Edgewood Summit, West Virginia Regional Technology Park Corp. and the Greater Kanawha Valley Distribution Committee. Ms. George was a recipient of the Women of Achievement Award conferred by the Young Women’s Christian Association of Charleston. Ms. George is a graduate of Vanderbilt University where she earned a B.E. degree in Biomedical and Electrical Engineering. Ms. George is a member of the Audit and Compliance Committee, the Profit Sharing Committee, and the Asset/Liability and Funds Management Committee.
Thomas J. Hawse, III has served as a member of the Board of Directors of the Company since 1988 and has served as a member of the Board of Directors of Summit’s banking subsidiary since 1988.  Mr. Hawse received his bachelor of science degree in accounting from West Virginia University and has audit experience from working for PriceWaterhouseCoopers in Pittsburgh, Pennsylvania.  Mr. Hawse has served on numerous Boards of Directors and has executive and legislative experience.  Mr. Hawse is currently the President of Hawse Food Market, Inc.  Mr. Hawse serves as a member of the Executive Committee, the Compensation and Nominating Committee, and the Audit and Compliance Committee.
Gary L. Hinkle has served as a member of the Board of Directors of the Company since 1993 and has served as a member of the Board of Directors of Summit’s banking subsidiary since 1993. Mr. Hinkle received his bachelor of science in business management from West Virginia University and has 30 years of experience in owning and operating his own business. Mr. Hinkle is currently the President of Hinkle Trucking, Inc., Dettinburn Transport, Inc., Mt. Storm Fuel Inc., and H. T. Services, Inc. Mr. Hinkle serves as a member of the Executive Committee, the Audit and Compliance Committee, the Asset/Liability and Funds Management Committee, and the Compensation and Nominating Committee.

Jeffrey E. Hott has served as a member of the Board of Directors since 2011. Mr. Hott has served as a member of the Board of Directors of Summit’s banking subsidiary since October, 1990. Mr. Hott is the President and a member of the Board of Directors of E. E. Hott, Inc., a real estate holding and asset management company for the following entities: Franklin Oil Company, Inc., Hott’s Ag Services, Inc., and Hott’s Farming, Inc. Mr. Hott is an officer and a member of the Board of Directors of each of these entities. Mr. Hott is an operating partner and owner in BeaconNet, LLC involved primarily in leasing and renting communication facilities. Mr. Hott has served in these businesses for over 41 years. Mr. Hott served as a member of the Pendleton County Community and Economic Development Authority from its inception in 1995 until 2014. Mr. Hott also serves as a director of Cross Knob Sportsman Club, Inc., primarily a hunting preservation and real estate holding company. Mr. Hott is a member of the Profit Sharing Committee.
Gerald W. Huffman has served as a member of the Board of Directors of the Company since 2000 and served as a member of the Board of Directors of Summit’s banking subsidiary from 1998 to 2008. Mr. Huffman was reappointed as a member of the Board of Directors of Summit’s banking subsidiary in May, 2011. Mr. Huffman has over 44 years of experience in owning and operating his own business and has employed as many as 50 individuals. Mr. Huffman is currently the President of Huffman Logging, Inc., Potomac Trucking and Excavation, Inc. and G&T Repair, Inc. Mr. Huffman has served on the Executive Board of the West Virginia Forestry Association. Mr. Huffman serves on the Audit and Compliance Committee and the Profit Sharing Committee.
H. Charles Maddy, III has served as a member of the Board of Directors since 1993 and has served as a member of the Board of Directors of Summit’s banking subsidiary, Summit Community Bank, since 1993.  Mr. Maddy has served as Chairman of Summit Community Bank since September, 2010, and Co-Chairman from 2007 to September, 2010.  Mr. Maddy is currently the President and Chief Executive Officer of the Company, and has served in this capacity since 1994.  Mr. Maddy has demonstrated exceptional leadership through his participation in a variety of professional and community service activities, including his service as the past Vice-Chairman and past Director of the Federal Home Loan Bank of Pittsburgh and also served as Chairman of their Audit Committee; Director and past President of the West Virginia Bankers’ Association and member of the Legislative/Government Relations Committee; past President and past Director of the West Virginia Association of Community Bankers; member of American Bankers Association and Chairman of the ABA Federal Home Loan Bank Committee; member of the Banker Advocacy and Grassroots Committee; past member of the ABA’s Community Bankers Council and Government Relations Council Administrative Committee; Director and a Founder of the Hardy County Child Care Center; and Director of the Hardy County Community Foundation. Mr. Maddy has also been recognized as a leader in his industry and has been the recipient of the Outstanding CPA in Business and Industry Award and the AICPA Business and Industry Hall of Fame Award.  Mr. Maddy received his bachelor degree in business administration with a concentration in accounting from Concord College.  Mr. Maddy is a member of the Executive Committee, the Asset/Liability and Funds Management Committee, and the Profit Sharing Committee.
Duke A. McDaniel has served as a member of the Board of Directors since 2000 and served as a member of the Board of Directors of Summit’s banking subsidiary from 1985 to 2008.  Mr. McDaniel was reappointed as a member of the Board of Directors of Summit’s banking subsidiary in May, 2011. Mr. McDaniel received his law degree from West Virginia University College of Law and has been practicing law since 1964.  Mr. McDaniel is a member of the Executive Committee and the Profit Sharing Committee.

George W. Pace has served as a member of the Board of Directors since 2011. Mr. Pace has served as a member of the Board of Directors of Summit’s banking subsidiary since 2003, and has served on the local Board of Directors of Summit Community Bank in Harrisonburg, Virginia since 2003. Mr. Pace earned his bachelor of science degree and master’s degree in business administration from the University of North Carolina. Mr. Pace is the former CEO of Rocco Enterprises and served as the Vice-Mayor of Harrisonburg, Virginia. Mr. Pace is currently self-employed as a business advisor and serves on the Board of Directors of five privately-owned entities. Mr. Pace serves as Chair of the Audit and Compliance Committee and is a member of the Compensation and Nominating Committee and the Asset/Liability and Funds Management Committee.
Processes and Procedures Relating to Executive Compensation
Another purpose of the Compensation and Nominating Committee is to review, approve and report to the Board of Directors the compensation of all executive officers of the Company who are subject to the requirements of Section 16 of the Securities Exchange Act of 1934 (the “Executive Officers”), including salaries and bonuses, and to approve and report to the Board of Directors all other incentive and equity compensation awards. The Compensation and Nominating Committee also annually reviews the Board Attendance and Compensation Policy which includes the compensation paid to the Board of Directors. The Compensation and Nominating Committee recommends any revisions to the Board Attendance and Compensation Policy to the full Board of Directors for approval. The Committee’s primary processes and procedures for carrying out these purposes include:
•Scope of Authority. The Committee has the following duties and responsibilities:
•Annually review and approve corporate goals and objectives relevant to compensation of the Chief Executive Officer (the “CEO”) established by the Board of Directors, evaluate the CEO’s performance in light of these goals and objectives, and review, approve and report to the Board of Directors all compensation arrangements, including base salary, incentive compensation and long-term compensation for the CEO.
•Annually review, approve and report to the Board of Directors all compensation arrangements, including base salary, incentive compensation and long-term compensation, for all other Executive Officers.
•Review, approve and report to the Board of Directors compensation packages for new Executive Officers and termination packages for Executive Officers.
•Review and make recommendations to the Board of Directors for ratification decisions relating to long-term incentive compensation plans, including the use of equity-based plans. Except as otherwise delegated by the Board of Directors, the Committee will act on behalf of the Board of Directors as the “committee” established to administer equity-based and employee benefit plans, and as such, will discharge any responsibilities imposed on the committee under those plans, including making and authorizing grants in accordance with the terms of those plans. All such grants must be ratified by the Board of Directors.
•Make recommendations to the Board of Directors with respect to matters relating to incentive compensation and equity-based plans which are appropriate for action by the Board of Directors under applicable NASDAQ and SEC rules.

•Delegation of Authority. The Committee has the authority to delegate any of its responsibilities to subcommittees as the Committee may deem appropriate.
•Role of Executive Officers. The Chief Executive Officer provides the Committee with a verbal performance assessment and compensation recommendation for each of the other Executive Officers. In addition to the following items, these performance assessments and recommendations are considered by the Committee in reviewing, approving and reporting to the Board the compensation arrangements of each Executive Officer other than the CEO: (i) an assessment of the Company’s performance, (ii) the perquisites provided to the Executive Officers, (iii) the salaries paid by a peer group to executive officers holding equivalent positions, (iv) tally sheets showing the aggregate amount of all components of compensation paid to the Executive Officers, and (v) the complexity of the job duties of each Executive Officer.
•Role of Independent Consultant. The Committee has the authority to retain any advisors as the Committee deems appropriate in carrying out its duties, but only after taking into consideration factors relevant to the advisor’s independence from management specified in the NASDAQ listing standards. The Committee has not retained the services of an independent consultant in reviewing and approving the form and amount of executive and director compensation.
Independence of Directors and Nominees
The Board of Directors annually reviews the relationships of each of its members with the Company to determine whether each director is independent. This determination is based on both subjective and objective criteria developed by the NASDAQ listing standards and the SEC rules.
The Board of Directors reviewed the directors’ responses to a questionnaire asking about their relationships with the Company (and those of their immediate family members) and other potential conflicts of interest, as well as information provided by management related to transactions, relationships, or arrangements between the Company and the directors or parties related to the directors in order to determine the independence of the current members of the Board of Directors and the nominees for election as a director of the Company.
Based on the subjective and objective criteria developed by the NASDAQ listing standards and the SEC rules, the Board of Directors determined that the following nominees and current members of the Board of Directors are independent: Oscar M. Bean, Dewey F. Bensenhaver, J. Scott Bridgeforth, James M. Cookman, John W. Crites, John W. Crites, II, James P. Geary, II, Georgette R. George, Thomas J. Hawse, III, Phoebe Fisher Heishman, Gary L. Hinkle, Jeffrey E. Hott, Gerald W. Huffman, Duke A. McDaniel, George W. Pace and Charles S. Piccirillo.
H. Charles Maddy, III is not independent because he is an executive officer of the Company.
The NASDAQ listing standards contain additional requirements for members of the Compensation and Nominating Committee and the Audit and Compliance Committee. All of the directors serving on each of these committees are independent under the additional requirements applicable to such committees.
The Board considered the following relationships in evaluating the independence of the Company’s Directors and determined that none of the relationships constitute a material relationship with the Company and each of the relationships satisfied the standards for independence:

•Summit Community Bank, Inc., a subsidiary of the Company, provided lending and/or other financial services to each member of the Company’s Board of Directors, their immediate family members, and/or their affiliated organizations during 2015 and 2014 in the ordinary course of business and on substantially the same terms as those available to unrelated parties;
•Oscar M. Bean and James P. Geary, II are partners of law firms that received payments for legal services provided to the Company or its subsidiaries during 2015 and 2014;
•Mr. Crites beneficially owns an aggregate of 693,962 shares or 6.39% of the Company’s common stock;
•The Company and its subsidiary purchased products from a grocery store owned by Thomas J. Hawse, III in 2015 and 2014; and
•The Company and its subsidiary advertised in a weekly newspaper owned by Phoebe Fisher Heishman in 2015 and 2014.
Transactions with Related Persons
The Company has written policies and procedures for review, approval and monitoring of transactions involving the Company and “related persons” (directors, nominees for director, and executive officers or their immediate families, or shareholders owning five percent or greater of the Company’s outstanding voting stock). The policy covers any related person transaction that meets the minimum threshold for disclosure in the proxy statement under the relevant SEC rules (generally, transactions involving amounts exceeding $120,000 in which a related person has a direct or indirect material interest).
Directors and executive officers of the Company and its subsidiaries, members of their immediate families, and business organizations and individuals associated with them have been customers of, and have had normal banking transactions with Summit Community Bank. All such transactions were made in the ordinary course of business, were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with persons not related to Summit and did not involve more than the normal risk of collectability or present other unfavorable features. Loans made to directors and executive officers are in compliance with federal banking regulations and are thereby exempt from insider loan prohibitions included in the Sarbanes-Oxley Act of 2002.
The Board of Directors reviewed all transactions with related parties since January 1, 2015, to determine if such transactions were required to be reported in this Proxy Statement. The Company has not entered into any transactions with related persons since January 1, 2015, that met the threshold for disclosure in this Proxy Statement under the relevant SEC rules, nor has the Company entered into a current transaction, in which the amount of the transaction exceeds the threshold for disclosure in this Proxy Statement under relevant SEC rules and in which a related person had or will have a direct or indirect material interest.
Shareholder Communication with Directors
The Board of Directors of the Company provides a process for shareholders to send communications to the Board of Directors or to any of the individual Directors. Shareholders may send written communications to the Board of Directors or to any of the individual Directors c/o Assistant Corporate Secretary at the following address: Summit Financial Group, Inc., P. O. Box 179, 300 North Main Street, Moorefield, West Virginia 26836. All communications will be compiled by the Assistant Corporate Secretary of the Company and submitted to the Board of Directors or to the individual Directors on a periodic basis.

Board Member Attendance at Annual Meeting
The Company does not have a policy with regard to directors’ attendance at annual meetings. Eight (8) of sixteen (16) members of the Board of Directors in 2015 attended the 2015 Annual Meeting of Shareholders.
Corporate Policies
The Company operates within a comprehensive plan of corporate governance for the purpose of defining responsibilities, setting high standards of professional and personal conduct and assuring compliance with such responsibilities and standards. The Sarbanes-Oxley Act of 2002, among other things, establishes a number of corporate governance standards and disclosure requirements. In addition, the Company is subject to the corporate governance and Marketplace Rules promulgated by NASDAQ. In light of the requirements of the Sarbanes-Oxley Act of 2002 and the NASDAQ corporate governance and Marketplace Rules, Summit has a Compensation and Nominating Committee Charter and a Code of Ethics that applies to all directors, executive officers and employees of Summit Financial Group, Inc. and its subsidiaries. The Code of Ethics also contains supplemental provisions that apply to the Company’s Chief Executive Officer, the Chief Financial Officer, and the Chief Accounting Officer (the “Senior Financial Officers”). In addition, the Code of Ethics contains procedures for reporting violations of the Code of Ethics involving the Company’s financial statements and disclosures, accounting practices, internal control over financial reporting, disclosure controls and auditing matters. A copy of the Code of Ethics is available on the Company’s website at www.summitfgi.com.

ITEM 1 - ELECTIONS OF DIRECTORS

The Board of Directors is divided into three (3) classes. The terms of the Directors in each class expire at successive annual meetings. Five (5) Directors will be elected at our 2016 Annual Meeting to serve for a three-year term expiring at our Annual Meeting in the year 2019. If the proposed nominees are elected, the Company will have a Board of Directors consisting of three classes of five (5) directors each.
The persons named in the enclosed proxy intend to vote the proxy for the election of each of the five (5) nominees, unless you indicate on the proxy card that your vote should be withheld from any or all of such nominees. Each nominee elected as a Director will continue in office until his or her successor has been elected, or until his or her death, resignation or retirement.
The Board of Directors has proposed the following nominees for election as Directors, with terms expiring at the Annual Meeting in 2019: Oscar M. Bean, Dewey F. Bensenhaver, John W. Crites, II, James P. Geary, II, and Charles S. Piccirillo. All of the nominees were recommended by the Compensation and Nominating Committee and approved by the Board of Directors of the Company. All of the nominees are Directors standing for re-election except for John W. Crites, II.
John W. Crites and Phoebe Fisher Heishman are retiring from the Board of Directors of the Company. Mr. Crites served as a member of the Board of Directors of the Company since 1989 and has served as a member of the Board of Directors of Summit’s banking subsidiary since 1989.  Ms. Heishman served as a member of the Board of Directors of the Company since 1987 and served as Secretary of the Company since 1995. Ms. Heishman served as a member of the Board of Directors of Summit’s banking subsidiary since 1973. We are grateful to Mr. Crites and Ms. Heishman for their guidance and dedicated service to the Company, and we thank them for their commitment of time and talent.

The Board of Directors recommends a vote FOR the election of these nominees for election as Directors.
We expect each nominee for election as a Director to be able to serve if elected. To the extent permitted by applicable law, if any nominee is not able to serve, proxies will be voted in favor of the remainder of those nominated and may be voted for substitute nominees, unless the Board chooses to reduce the number of Directors serving on the Board. The principal occupation and certain other information about the nominees and other Directors whose terms of office continue after the Annual Meeting are set forth on the following pages and on pages 7-11.
Security Ownership of Directors and Officers
As of March 18, 2016, the nominees and other Directors of the Company owned beneficially, directly or indirectly, the number of shares of common stock indicated on pages 17-19. The number of shares shown as beneficially owned by each Director and executive officer is determined under the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. The information is not necessarily indicative of beneficial ownership for any other purposes.
Unless indicated in the tables on pages 17-19, to our knowledge, the nominees and other Directors named in the tables have sole voting and sole investment power with respect to all shares beneficially owned. Shares of common stock issuable upon exercise of currently exercisable options are deemed to be outstanding and to be beneficially owned by the nominees or other Directors holding the options for the purpose of computing the percentage ownership of that nominee or Director, but are not treated as outstanding for the purpose of computing the percentage ownership of any other nominee or Director.

All Directors, nominees and executive officers as a group owned ---2,491,228 shares or 22.82% of the Company’s common stock as of March 18, 2016. Each Director of the Company is required to own a minimum of 2,000 shares of the Company’s common stock. Ownership is defined as shares held solely in the Director’s name, shares held through the Company’s employee stock ownership plan, a profit-sharing plan, individual retirement account, retirement plan or similar arrangement, and shares owned by a company where the Director owns a controlling interest. Common shares held jointly by a Director and the Director’s spouse are counted when determining whether a Director owns 2,000 shares of the Company’s common stock as long as the director owns stock in his or her own name with a minimum value of at least $500, which is the minimum imposed by West Virginia law. Directors who are also employees of the Company or its subsidiaries are exempt from this requirement.
The Company’s retirement policy requires that all Directors retire at the end of the term during which the Director attains the age of 75. However, pursuant to the Merger Agreement with Potomac Valley Bank, the Company agreed that Mr. McDaniel would be exempt from the Company’s mandatory retirement requirement. Mr. McDaniel must retire at the end of the term during which he attains the age of 80.
Family Relationships
There are no family relationships between any director, executive officer or nominee for director.

Name and Age as of the May 19, 2016, Meeting Date	Position, Principal Occupation Within the Last Five Years and Directorships of Public Companies	Amount of Beneficial Ownership of Summit’s Common Stock as of March 18, 2016
NOMINEES WHOSE TERMS EXPIRE IN 2019
		Number of Common Shares	% of Common Stock
Oscar M. Bean.... (65)	Director of Summit Financial Group since 1987, Chairman of the Board since 1995. Managing partner of Bean & Bean, Attorneys at Law.	122,015(1)	1.12%
Dewey F. Bensenhaver ..(69)	Director of Summit Financial Group since 2000. Physician in private practice; Owner of farming operation.	81,023(2)	*
John W. Crites, II …(46)	President of Allegheny Wood Products, Inc.; President and Owner of Appalachian Wood Pellets, Inc. and Allegheny Dimensions LLC.	49,883	*
James P. Geary, II …(60)	Director of Summit Financial Group since 2007. Partner of the law firm of Geary & Geary	37,059(3)	*
Charles S. Piccirillo..(61)	Director of Summit Financial Group since 1998. Member in the law firm of Shaffer & Shaffer, PLLC; Partner, Lawoff Associates; President, Auggus Enterprises, Inc.	50,755(4)	*

(1)	Includes 23,039 shares owned by spouse.

(2)
Includes 5,812 shares owned by spouse, which include 3,804 shares pledged as collateral, 14,820 shares owned by children, 600 shares owned as a custodian for children. Includes 30,681 shares held as collateral.

(3)	Includes 136 shares owned as custodian for child, 6,250 shares owned by the WE Mullenax Trust for which Mr. Geary is the Trustee.

(4)	Includes 501 shares owned by spouse, and 19,228 shares owned by Auggus Enterprises, Inc.

* Indicates director owns less than 1% of the Company’s Common Stock.

Name and Age as of the May 19, 2016, Meeting Date	Position, Principal Occupation Within the Last Five Years and Directorships of Public Companies	Amount of Beneficial Ownership of Summit’s Common Stock as of March 18, 2016
DIRECTORS WHOSE TERMS EXPIRE IN 2018
		Number of Common Shares	% of Common Stock
James M. Cookman.....(62)	Director of Summit Financial Group since 1994. President of Cookman Insurance Group, Inc.; Member Manager of Laurel Renewable Partners, LLC.	24,784	*
Thomas J. Hawse, III...(71)	Director of Summit Financial Group since 1988. President of Hawse Food Market, Inc.	103,741(1)	*
Gary L. Hinkle ............(66)	Director of Summit Financial Group since 1993. President of Hinkle Trucking, Inc., Dettinburn Transport, Inc., Mt. Storm Fuel Corporation and H.T. Services, Inc.	399,865(2)	3.68%
Gerald W. Huffman .....(71)	Director of Summit Financial Group since 2000. President of Potomac Trucking & Excavation, Inc., Huffman Logging, Inc. and G&T Repair, Inc.	115,681	1.07%
H. Charles Maddy, III ..(53)	Director of Summit Financial Group since 1993. President and CEO of Summit Financial Group since 1994; Chairman of Board of Directors of Summit Community Bank, the banking subsidiary of the Company, since September, 2010 and Co-Chairman from 2007-September, 2010.	117,794(3)	1.08%

(1)	Includes 1,500 shares owned by spouse and 4,109 shares owned by self-directed IRA FBO spouse.

(2)	Includes 60,225 shares owned by Hinkle Trucking, Inc., 4,800 shares owned by spouse, 528 shares owned as Custodian for grandchild, and 13,220 shares owned by H. T. Services.

(3)	Includes 55,929 shares owned by spouse, 26,514 fully vested shares held in Company’s ESOP, exercisable stock options for 20,800 shares.

* Indicates director owns less than 1% of the Company’s Common Stock.

Name and Age as of the May 19, 2016, Meeting Date	Position, Principal Occupation Within the Last Five Years and Directorships of Public Companies	Amount of Beneficial Ownership of Summit’s Common Stock as of March 18, 2016
DIRECTORS WHOSE TERMS EXPIRE IN 2017
		Number of Common Shares	% of Common Stock
J. Scott Bridgeforth ......(52)
Director of Summit Financial Group since 2011. Owner and Vice President of Royal Crown Bottling Company of Winchester, Inc. and Royal Crown Bottling Company of Hagerstown, Maryland; Owner and President of Sure Bet Services, Inc.

		6,450(1)	*
Georgette R. George ...(55)	Director of Summit Financial Group since 2010. President of E&G, Inc. and three hotel companies; Co-President for general services; Vice President of Ridgeline, Inc.	221,696(2)	2.04%
Jeffrey E. Hott……..…(65)	Director of Summit Financial Group since 2011. Director and President of E. E. Hott, Inc., a real estate holding and asset management company for Franklin Oil Company, Inc., Hott’s Ag Services, Inc. and Hott’s Farming, Inc.; Operating partner and owner of BeaconNet, LLC.	128,632(3)	1.19%
Duke A. McDaniel .…..(77)	Director of Summit Financial Group since 2000. Attorney at Law.	39,524(4)	*
George W. Pace. …...(64)	Director of Summit Financial Group since 2011. Self-employed as a business advisor.	3,516	*

(1)	Includes 1,150 shares owned by spouse.

(2)
Includes 44,607 shares owned by self-directed IRA FBO spouse, 76,785 shares held by George Brothers Investment Partnership, 19,228 shares owned by Sellaro Enterprise and 42,355 shares owned by Sellaro Enterprise Pension Plan.

(3)
Includes 94,382 shares owned by E. E. Hott, Inc., 21,469 shares owned by Franklin Oil Co. Inc., 480 shares owned by his spouse’s estate, and 411 shares owned as a custodian for son. The following shares are pledged as collateral: 74,032 owned by E .E. Hott, Inc., and 21,469 owned by Franklin Oil Co. Inc. Mr. Hott disclaims beneficial ownership of the shares held by his mother and the E. E. Hott Trust, Ruth Hott, TTEE.

(4)	Includes 2,000 shares that are pledged as collateral.

* Indicates director owns less than 1% of the Company’s Common Stock.

ITEM 2 - ADOPTION OF NON-BINDING RESOLUTION TO APPROVE THE COMPENSATION OF THE COMPANY'S NAMED EXECUTIVE OFFICERS

The Dodd-Frank Wall Street Reform and Consumer Protection Act, enacted in July 2010, requires that we provide our shareholders with the opportunity to vote to approve, on a non-binding, advisory basis, the compensation of our named executive officers as disclosed in this proxy statement in accordance with the compensation disclosure rules of the Securities and Exchange Commission.
The executive officers named in the summary compensation table set forth in this proxy statement and deemed to be the Company’s “named executive officers” are H. Charles Maddy, III, Robert S. Tissue, Scott C. Jennings, Patrick N. Frye and Bradford E. Ritchie.
Shareholders are urged to read the compensation information on the following pages of this proxy statement which discusses the compensation policies and procedures with respect to the Company’s named executive officers and vote on the following advisory, non-binding resolution:
“RESOLVED, that the shareholders approve, on an advisory basis, the compensation paid to Company’s named executive officers, as disclosed in this proxy statement pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the compensation tables and narrative discussion.”
As described in detail under the headings “Compensation Discussion and Analysis” and “Executive Compensation” beginning on page 21, we seek to closely align the interests of our named executive officers with the interests of our shareholders. Our compensation programs are designed to reward our named executive officers for the achievement of the Company’s financial goals, while at the same time avoiding the encouragement of unnecessary or excessive risk taking. In addition, The Company’s Compensation and Nominating Committee (the “Committee”) has reviewed the Company’s compensation policies and believes that the Company’s policies do not promote unnecessary risk-taking nor are they reasonably likely to have a material adverse effect on the Company.
This advisory vote, commonly referred to as a “say-on-pay” advisory vote, is non-binding on the Board of Directors. Although non-binding, the Board of Directors and the Committee value constructive dialogue on executive compensation and other important governance topics with shareholders. The Board of Directors and the Committee will review the voting results and take them into consideration when making future decisions regarding the Company’s executive compensation programs.
The Company is currently conducting the “say-on-pay” advisory vote every three years. The next “say-on-pay” advisory vote is scheduled for the 2019 Annual Meeting of Shareholders.
The Board of Directors and the Committee recommends a vote FOR the nonbinding resolution to approve the compensation of the Company’s named executive officers.

COMPENSATION DISCUSSION AND ANALYSIS

This section explains Summit’s executive compensation program as it relates to the following named executive officers (defined as the CEO, CFO and the three most highly compensated Executive Officers other than the CEO) as of December 31, 2015:

H. Charles Maddy, III	President and Chief Executive Officer
Robert S. Tissue	Senior Vice President and Chief Financial Officer
Patrick N. Frye	Senior Vice President and Chief of Credit Administration
Scott C. Jennings	Senior Vice President and Chief Operating Officer
Bradford E. Ritchie	President - Summit Community Bank
Executive Compensation Program
We have a straightforward compensation program that focuses on a team approach and supports long-term strategies of the Company. Each of our named executive officers must demonstrate exceptional personal performance for a sustained period of time to remain part of our executive team. As a member of that team, each officer must contribute to the overall success of Summit rather than simply attain goals within that officer’s specific area of responsibility.
Our compensation program includes performance metrics that promote disciplined progress towards longer-term goals and that correlate to the revenue objectives of, and appropriate risk to, the Company. The combination of performance-based compensation and equity-based awards, which derive their benefit from increases in shareholder value, provides the majority of our executive officers’ total compensation and furthers our core compensation principle of providing pay for both individual and Company-wide performance. The executive compensation program was designed and approved the Compensation and Nominating Committee of the Board of Directors (the “Committee”) and the Board of Directors of the Company.
Our executive compensation program is designed to:
•retain executive officers by paying them competitively, motivate them to contribute to the Company’s success, and reward them for their performance;
•reward executive officers through annual performance-based compensation based on the achievement of specific operating goals that have been determined by the Committee;
•align the compensation of the executive officers with the interests of our shareholders and motivate the executive officers to achieve the Company’s long-term goals through equity based compensation; and
•encourage ownership of Company common stock by executive officers.

Our fundamental philosophy is to link closely executive compensation with the achievement of annual financial and non-financial performance goals. It is the Company’s practice to provide a mix of cash and equity-based compensation that the Company believes balances the best interests of the Company’s executives and the Company’s shareholders. The Company believes compensation should be structured to ensure that a significant portion of the compensation opportunity will be directly related to shareholder value.
As discussed below, the program consists of, and is intended to balance, three elements:
•Salaries
Salaries are based on the Company’s evaluation of individual job performance and an assessment of the salaries and total compensation mix paid by the Company’s Peer Group to executive officers holding equivalent positions. The Company’s Peer Group is a group consisting of all public banks and thrifts in the United States with assets of $1 billion - $5 billion. The Company does not “benchmark” to the Peer Group, but rather uses the Peer Group as a general reference for purposes of comparing our executive officer salaries to other companies in the industry to determine whether the salaries are reasonable and competitive.
•Incentive compensation.
Executive Incentive Compensation is based on an evaluation of both individual and Company performance against quantitative measures.
•Long-term Incentive Compensation.
Long-term incentive awards, which consist of stock options, stock appreciation rights, restricted stock and restricted stock units under the Company’s 2014 Long-Term Incentive Plan which was approved by the Company’s shareholders, are designed to ensure that incentive compensation is linked to the long-term performance of the Company and its common stock and shareholder return.
Setting Executive Compensation
In setting the annual base salary and the performance goals that must be satisfied for executives to receive incentive compensation, the Company reviews executive compensation information from the Peer Group gathered from SEC filings and the SNL Executive Compensation Review, a compensation survey. The Company does not use a specific formula to set pay in relation to this market data. This market data is used as a tool to assess whether the Company’s executive compensation is reasonable and competitive within the industry. The Company does not, however, attempt to set compensation to meet specific benchmarks, such as salaries “above the median” or equity compensation “at the 75th percentile”. The Company strongly believes in retaining the best talent for all critical Company functions and this may or may not result in compensation packages that align at the median of the Peer Group. The Company also believes that excessive reliance on benchmarking is detrimental to shareholder interest because it can result in compensation that is unrelated to the value delivered by the named executive officers.
•Salaries
The first element of the executive compensation program is salaries.
The Board and the Company have directed a mix of the Company’s executive compensation that provides an opportunity for significant variation in total compensation based on performance with a proportionately lesser emphasis on salaries. This strategy is intended to increase the performance orientation of the Company’s executive compensation.

In setting the base salary for the President and CEO and in reviewing and approving the salaries for the other named executive officers, the Company first reviews the history of and the proposals for the compensation for each individual, including cash and equity-based components. In setting salaries, the Company and the Committee do not use a predetermined formula. Instead, the salaries of the President and CEO and the other executive officers are based on:
•the Board’s review of the CEO’s evaluation of each officer’s individual job performance, and the Committee’s evaluation of the CEO’s job performance;
•an assessment of the Company’s performance;
•the perquisites provided to the CEO and other named executive officers;
•a consideration of salaries paid by the Peer Group to executive officers holding equivalent positions;
•a consideration of aggregate amount of all components of compensation paid to the President and CEO and other executive officers; and
•the complexity of the job duties of the indicated executive as compared to the perceived complexity of the duties of similar executives in other companies.
We do not have a pre-defined framework that determines which of these factors may be more or less important and the emphasis placed on specific factors may vary among the named executive officers. Ultimately it is the Committee’s judgment of these factors along with the competitive data that form the basis for determining the named executive officer’s compensation. Once the base salary is set, it does not depend on the Company’s performance. In 2015, the Company made the following decisions with respect to the base salaries of its named executive officers:
•A performance based increase of 5.0% in the salary of Mr. Maddy, Mr. Tissue, Mr. Frye, and Mr. Jennings and a 4.5% in the salary of Mr. Ritchie for their significant contribution to the overall management of the Company.
•Prior to 2015, Mr. Maddy requested that the Committee not consider any increases in his salary for the years 2009 through 2014.
•Incentive Compensation
The second element of the executive compensation program is incentive compensation. The purpose of establishing an annual incentive compensation plan is to motivate and reward eligible employees for their contributions to the Company and its bank subsidiary by making a large portion of their cash compensation variable and dependent upon the Company’s and its bank subsidiary’s performance.
The Company annually adopts an incentive compensation plan for the Company and its bank subsidiary. In prior years, all incentive compensation awarded under the incentive compensation plan was based on a formula which primarily considered the return on average equity of the Company and its bank subsidiary. The Company set a range of goals for return on average equity and also set the percentage to which each executive officer was entitled if the specific goals were met. The percentage to which each named executive officer was entitled was based on the individual’s contribution to the Company as determined by the Committee in its judgment based on the recommendation of the Chief Executive Officer. Among other things, the Committee considered the Company’s compensation philosophy which focused on a team based approach and the individual’s relative contribution to the team.

In February 2009, the Board of Directors suspended indefinitely the Incentive Compensation Plan. No incentive compensation was paid to the named executive officers in 2009, 2010, 2011, 2012, 2013 or 2014. Although no awards were made under the Incentive Compensation Plan, in February, 2015, the Committee granted discretionary bonuses to certain employees for performance in 2014. These discretionary bonuses were awarded because of the achievement of the following goals: the termination of the informal memoranda of understanding with the Federal Reserve Bank of Richmond, the Federal Deposit Insurance Corporation and the West Virginia Division of Financial Institution, the continued improvement of the Company’s financial performance, and the Company’s achievement of certain budgeted targets. The discretionary bonuses awarded to each named executive officer are as follows: H. Charles Maddy, III - $40,000; Robert S. Tissue - $25,000; Patrick N. Frye - $25,000; Scott C. Jennings - $25,000; and Bradford E. Ritchie - $25,000.
On February 17, 2015, the Committee approved the terms of the Company’s Executive Officer Management Incentive Plan for 2015. The Executive Officer Management Incentive Plan for 2015 provides eligible participants, including executive officers of the Company, with the opportunity to earn an incentive payment equal to 25% of the executive officer’s base salary as of January 1, 2015 multiplied by a multiplier based on the Company’s annual return on average tangible equity (“ROATE”) for 2015. The targeted range for the Company’s ROATE for 2015 is 10.00 to 10.99 percent. If the Company’s actual ROATE for 2015 is within this targeted range, each executive officer will receive an incentive payment equal to 25% of their respective annual base salary as of January 1, 2015 (the “2015 Targeted Incentive”).
If the Company’s actual ROATE for 2015 is greater than the targeted range, executive officers will be eligible to receive an incentive payment that is greater than the 2015 Targeted Incentive; conversely, if the Company’s actual ROATE for 2015 is less than the targeted range but at least 8%, executive officers will be eligible to receive an incentive payment that is less than the 2015 Targeted Incentive. If the Company’s actual ROATE for 2015 is less than 8%, then the executives will not be entitled to an incentive payment under the plan.
The Company’s actual ROATE for 2015 was 12.5%; accordingly, named executive officers were awarded the following incentive payments: H. Charles Maddy, III - $160,988; Robert S. Tissue - $83,025; Patrick N. Frye $81,405; Scott C. Jennings $83,025; and Bradford E. Ritchie $78,975.
On January 28, 2016, the Committee approved terms of the Company’s Executive Officer Management Incentive Plan for 2016. The 2016 Executive Officer Management Incentive Plan in similar to the plan for 2015 and provides executive officers of the Company with the opportunity to earn an incentive payment equal to 25% of the executive officer’s base salary as of January 1, 2016 multiplied by a multiplier based on the Company’s ROATE for 2016. The targeted range for the Company’s ROATE for 2016 is 10.00 to 10.99 percent. If the Company’s actual ROATE for 2016 is within this targeted range, each executive officer will receive an incentive payment equal to 25% of their respective annual base salary as of January 1, 2016 (the “2016 Targeted Incentive”).
If the Company’s actual ROATE for 2016 is greater than the targeted range, executive officers will be eligible to receive an incentive payment that is greater than the 2016 Targeted Incentive; conversely, if the Company’s actual ROATE for 2016 is less than the targeted range but at least 8%, executive officers will be eligible to receive an incentive payment that is less than the 2016 Targeted Incentive. No incentive payments will be made if the Company’s actual ROATE is less than 8%.

•Long-term Incentive Compensation
The third element of the executive compensation program is long-term incentive compensation.
2014 Long-Term Incentive Plan. The main component of the long-term incentive compensation program is the 2014 Long-Term Incentive Plan (the “2014 LTI Plan”) that was adopted by the Company’s shareholders at the 2014 Annual Meeting of shareholders.
Purpose of the 2014 LTI Plan. The purpose of the 2014 LTI Plan is to enhance the ability of the Company to attract and retain exceptionally qualified individuals to serve as key employees to the Company, including full-time employee directors, who will contribute to the Company’s success, to encourage such individuals to acquire a proprietary interest in the growth and performance of the Company which will inure to the benefit of all shareholders of the Company, and to reward the performance of these individuals in fulfilling their personal responsibilities for long-range and annual achievements.
Shares Available for Awards. The maximum number of shares of the Company common stock which may be issued under the 2014 LTI Plan is 500,000, subject to adjustment by the Committee for stock splits and other events as set forth in the 2014 LTI Plan. If, after the effective date of the 2014 LTI Plan, (i) any shares covered by an award under the 2014 LTI Plan, or to which such an award relates, are forfeited or (ii) any award under the 2014 LTI Plan expires or is cancelled or otherwise terminated, then the number of shares available for issuance under the 2014 Plan will increase, to the extent of any such forfeiture, expiration, cancellation or termination. If the Committee grants substitute awards, which are awards granted in assumption of, or in substitution for, outstanding awards previously granted by a company that is acquired by the Company in a merger or other business combination, then such substitute awards will not count toward the maximum number of shares available under the 2014 LTI Plan .
Eligibility. All grants are expected to be made on a discretionary basis, rather than pursuant to a formula. Any key employee or full-time employee director of the Company and its affiliates will be eligible to receive grants under the 2014 LTI Plan. A key employee means any officer or other key employee of the Company or any affiliate who is responsible for or contributes to the management, growth, or profitability of the business of the Company or any affiliate as determined by the Committee. An eligible employee-director means each member of the Board of Directors who is a full-time employee or officer of the Company or any affiliate.
Awards. All awards under the 2014 LTI Plan are expected to be evidenced by an award agreement between the Company and the individual participant and approved by the Committee. In the discretion of the Committee, an eligible key employee, executive officer or full-time employee-director may receive awards from one or more categories described below, and more than one award may be granted to an eligible key employee, executive officer or full-time employee-director.
Types of awards under the 2014 LTI Plan include:
Stock Appreciation Rights and Stock Options
Subject to the terms of the 2014 LTI Plan, the Committee may grant to participants stock appreciation rights (SARs) and stock options with such terms and conditions as the Committee determines. A SAR Award Agreement may specify a specific settlement date or dates, or may grant a term during which such SAR or SARs, if vested, may be exercised. If the SAR Award Agreement grants a participant a term during which vested SARs may be exercised by the Participant, the Participant may exercise any such SAR with respect to all or any part of the number of vested SARs then exercisable under the terms of the written SAR Award Agreement by giving the Committee written notice of intent to exercise. When granting SARs, the Committee must fix the term or date of settlement of each SAR, but such date may not exceed 10 years from the date of grant. Holders of SARs do not have rights of a shareholder.

At the time of grant of a stock option, the Committee will determine whether the option will be a non-qualified or an incentive stock option, provided that incentive stock options will only be granted to key employees. The terms of any incentive stock option shall comply in all respects with the provisions of Code Section 422. Each stock option granted under the 2014 LTI Plan will be evidenced by an Option Award Agreement between the Company and the participant and such Option Award Agreement will contain the number of shares and the terms on which the option can be exercised.
The date of grant will not be earlier than the date on which the Committee approves such grant. The exercise price per share shall be determined by the Committee; provided, however, that except in the case of substitute awards, the exercise price will not be less than 100% of the fair market value of the Company’s common stock on the date the stock option is granted, and in the case of incentive stock options granted to any participant that owns more than ten percent of the Company, the exercise price will be at least 110% of the fair market value of the Company’s common stock on the date of grant.
Restricted Stock and Restricted Stock Units
Subject to the terms of the 2014 LTI Plan, the Committee may grant with respect to each restricted stock or restricted stock unit award, the number of shares or restricted stock units, respectively, with respect to which such award relates.
Shares of restricted stock and restricted stock units will be subject to such restrictions as the Committee may impose (including, without limitation, any limitation on the right to vote a share of restricted stock or the right to receive any dividend or other right or property), which restrictions may lapse separately or in combination at such time or times, in such installments or otherwise, as the Committee may deem appropriate.
The Committee will determine the manner in which restricted stock will be evidenced, including, without limitation, book-entry registration or issuance of a stock certificate or certificates. In the event any stock certificate is issued in respect of shares of restricted stock, such certificate shall be registered in the name of the participant and shall bear an appropriate legend (as determined by the Committee) referring to the terms, conditions, and restrictions applicable to such restricted stock.
In the event of a participant’s termination of employment by either the participant or the Company, including but not limited to by reason of retirement, permanent disability, or death, then with respect to vested stock options or vested stock appreciation rights, the Committee may establish, in the Award Agreement, a period or periods in addition or in the alternative to the stated term of the option or the stock appreciation right (and incentive stock options, the provisions of Code Section 422 shall be applicable.) If the stock appreciation right has a specified settlement date in the award agreement, any vested stock appreciation right will be settled and paid on such specified date.
With respect to restricted stock and restricted stock units, except as otherwise determined by the Committee, upon termination of employment or cessation of the provision of services (as determined under criteria established by the Committee) for any reason during the applicable restriction period, all shares of restricted stock and all restricted stock units still subject to restriction will be forfeited and reacquired by the Company unless otherwise determined by the Committee that a waiver would be in the best interests of the Company.

Awards Granted in 2015
In April, 2015, the Board of the Company approved awards of stock-settled stock appreciation rights to the following named executive officers of the Company in accordance with the terms of the 2014 LTI Plan.

Name	Stock Appreciation Rights
H. Charles Maddy, III	34,850
Robert S. Tissue	17,947
Patrick N. Frye	17,613
Scott C. Jennings	17,947
Bradford E. Ritchie	17,112

The stock-settled stock appreciation rights have a base price equal to $12.01, the fair market value, as defined in the 2014 LTI Plan, for the Company's common stock on the date of grant (April 23, 2015), and expire ten years from the date of grant. The stock-settled stock appreciation rights granted are time-based, with 20% vesting on each of the first five anniversaries of the grant date. The stock-settled stock appreciation rights will be settled in shares of the Company's common stock.
In the event of a change of control, as defined in the LTI Plan, if the successor or surviving corporation so agrees, some or all of the outstanding stock-settled stock appreciation rights will be assumed, or replaced with the same type of award with similar terms or conditions. Any stock-settled stock appreciation rights that are not fully vested at the time a recipient terminates employment due to a change of control will become fully vested upon such termination and remain exercisable, throughout the original term of the award.
If the recipient’s employment with the Company is terminated due to death or disability, then the recipient will vest in the additional percentage of stock-settled stock appreciation rights, if any, that would have vested at the vesting date which falls after the date of death or date of termination of employment of recipient due to disability, but within the calendar year in which the recipient died or terminated employment due to disability, as if, for purposes of vesting percentage only, the recipient had not died or terminated employment due to disability, and had continued employment to such vesting date. All vested stock-settled stock appreciation rights will be exercisable for a period of two years from the date of death or termination of employment due to disability; all vested stock-settled stock appreciation rights not exercised within said two year period will be forfeited in their entirety.
If the recipient is terminated by the Company for cause, then the stock-settled stock appreciation rights will immediately terminate and no stock-settled stock appreciation rights will be exercisable as of the date of such termination, regardless of whether any stock-settled stock appreciation right was vested and exercisable prior to date of such termination.

Upon termination of the recipient’s employment by the Company or by the recipient other than for death, disability or termination for cause, the stock-settled stock appreciation rights, to the extent vested and exercisable as of the date of such termination, will thereafter be exercisable only for a period of two years from the date of such termination, and any stock-settled stock appreciation right that was not exercisable as of the date of such termination will be forfeited.
If, at any time within (i) the ten-year term of award agreement; (ii) two years after the termination of employment; or (ii) two years after the recipient exercises any portion of the grant of stock-settled stock appreciation rights, whichever is the latest, the recipient, in the determination of the Committee, engages in any activity in competition with any activity of the Company, or inimical, contrary or harmful to the interests of the Company, including, but not limited to those circumstances set forth in the award agreement, then any award of stock-settled stock appreciation rights held by the recipient will terminate effective as of the date on which the recipient enters into such activity, unless terminated sooner by operation of another term or condition of the award agreement or the Plan, and any gain realized by the recipient from the exercise of all or a portion of any grant of stock appreciation rights will be repaid by the recipient to the Company. Such gain will be calculated based on the spread multiplied by the number of shares subject to the stock-settled stock appreciation rights exercised on such date, plus interest measured from the first date the recipient engaged in any of the prohibited activities set forth above at the highest rate allowable under West Virginia law.
Officer Stock Option Plan. Prior to the adoption of the 2014 LTI Plan, the Officer Stock Option Plan was the main component of the long-term incentive compensation program. The purpose of the Officer Stock Option Plan was to reward and retain officers in a manner that best aligns officers’ interests with stockholders’ interests. The Company’s shareholders approved an Officer Stock Option Plan in 1998 that expired on May 5, 2008. Under the 1998 Officer Stock Option Plan, the Company was authorized to award options for up to 960,000 shares of the Company’s common stock to qualified officers of the Company and its subsidiaries. Following the expiration of the 1998 Officer Stock Option Plan, the shareholders approved the 2009 Officer Stock Option Plan. The remaining shares that are unissued under the 1998 Officer Stock Option Plan ceased to be available for award upon approval of the 2009 Officer Stock Option Plan. Under the 2009 Officer Stock Option Plan, the Company was authorized to award options for up to 350,000 shares of the Company’s common stock to qualified officers of the Company and its subsidiaries. The remaining shares that are unissued under the 2009 Officer Stock Option Plan ceased to be available for award following the approval of the 2014 LTI Plan. As of December 31, 2015, options to purchase an aggregate 77,430 shares of the Company’s common stock remain exercisable under the 1998 Officer Stock Option Plan and the 2009 Officer Stock Option Plan. Each option granted under the Plans has an exercise price of no less than the fair market value of the Company’s common stock as of the date of grant. Options granted under the plans vest according to a schedule designated at the grant date. The Officer Stock Option Plans were administered by the Compensation and Nominating Committee of the Board of Directors.
Executive Salary Continuation Agreements. In an effort to attract, reward, motivate and retain the most qualified people available, and to provide those people with a complete and reasonable compensation package, Summit and its banking subsidiary have entered into executive salary continuation agreements with certain executives of the Company with an endorsement split dollar life insurance plan. In this section, Company includes Summit’s bank subsidiary.
The Executive Salary Continuation Agreements (the Continuation Agreements) were designed to provide an annual defined retirement benefit payable for the life of the executive. These benefits, when added to the retirement benefits that will be provided by the Company’s 401(k) Profit Sharing Plan, Employee Stock Ownership Plan, and social security, will provide each executive with benefit levels comparable to other Company employees when measured as a percentage of salary at the time of retirement.

The Continuation Agreements are designed to be a retention tool but they do take into account the age of the named executive officers. With respect to the Company’s President and Chief Executive Officer, Mr. Maddy, the benefits under his Continuation Agreement vest at a rate of five percent per year in the first ten years, zero percent in year eleven through eighteen, and in year nineteen, the remaining fifty percent vests. With respect to Mr. Frye, Mr. Jennings and Mr. Tissue, the benefits under their Continuation Agreement vest at a rate of five percent per year in the first ten years, zero percent in year eleven through nineteen, and in year twenty, the remaining fifty percent vests. With respect to Mr. Ritchie, the benefits under his Continuation Agreement vest at a rate of zero percent in year one through four, twenty-five percent in year five, five percent per year in years six through ten, zero percent in year eleven through nineteen, and in year twenty, the remaining fifty percent vests. Vesting is measured for each executive from the effective date of the Continuation Agreements, which vary by executive.
The Company’s obligations under the retirement benefit portion of these agreements are unfunded; however, the Company has purchased life insurance policies on each insurable executive that are actuarially designed to offset the annual expenses associated with the agreements and will, given reasonable actuarial assumptions, offset all of the costs of the agreements during the life of the executive and provide a complete recovery of all costs at the executive’s death. The Company is the sole owner of all policies and as Company assets, the policies are subject to claims of the Company’s general creditors.
The life insurance benefit for each insurable officer is being provided by an Endorsement Split Dollar Plan whereby the Company endorses a specified percentage of the net-at-risk life insurance portion of a policy (total death benefit less cash value of policy) on the life of each officer for payment to the designated beneficiary of that officer. The Company owns the policy and its entire surrender value.
For each of the named executive officers, the annual lifetime benefits payable upon retirement at normal retirement age are as follows: H. Charles Maddy, III - $175,000; Robert S. Tissue - $125,000; Scott C. Jennings - $125,000; Patrick N. Frye - $125,000; and Bradford E. Ritchie - $125,000.
Perquisites
Generally, the Company provides modest perquisites or personal benefits, and only with respect to benefits or services that are designed to assist a named executive officer in being productive and focused on his or her duties, and which management and the Committee believe are reasonable and consistent with the Company’s overall compensation program. Management and the Committee periodically review the levels of perquisites or personal benefits provided to named executive officers.
Plans Covering All Employees
Employee Stock Ownership Plan. The Company also maintains an Employee Stock Ownership Plan (ESOP) which covers substantially all employees. Any employee who is at least 21 years of age and is credited with at least 1,000 hours of service during the plan year is eligible to participate. Vesting occurs at the rate of 0% for the first year of credited service and 20% for each year thereafter. Under the provisions of the ESOP, employee participants in the ESOP are not permitted to contribute to the ESOP, rather the cost of the ESOP is borne by the Company through annual contributions in amounts determined by the Company’s Board of Directors. Discretionary contributions were made by the Company for 2015 of 5%.

401(k) Profit Sharing Plan. The Company has a defined contribution profit-sharing plan with 401(k) provisions covering substantially all employees. Any employee (other than a leased employee, owner employee, seasonal employee, or other employee who is not a common law employee) who is at least 21 years of age is eligible to participate. If the eligibility requirements are met, an employee may become a participant on the next semi-annual entry date of January 1st or July 1st. The employee is eligible for employer contributions after the employee has at least 12 months of service. Under the provisions of the plan, the Company matches 100% of the participant’s salary reduction contributions, up to 4% of such participant’s compensation. These matching contributions shall be fully vested at all times. The Company may also make optional contributions at the discretion of the Company’s Board of Directors. Vesting of discretionary contributions occurs at the rate of 0% for the first year of credited service, and 20% per year thereafter. No discretionary contributions were made by the Company for 2015.
Potential Payments Upon Termination or Change of Control
The Company has entered into Employment Agreements with the named executive officers in order to ensure continuity of management of the Company and to retain the pool of talent the Company has developed in a competitive marketplace. The Board of Directors determined that such arrangements were appropriate, especially in view of the entry of large regional bank holding companies into West Virginia. The Agreements were not undertaken in the belief that a change of control of the Company was imminent.
Generally, the Company chose particular events for triggering payments based on the standard practice in the industry at the time the particular agreement was negotiated, the overall reasonableness of the expense to the Company associated with a particular triggering event, and whether the specific provision would have a material impact on the marketability of the Company should the Board of Directors believe a sale of the Company were in the best interest of its shareholders. The following summaries set forth potential payments to our named executive officers upon termination of employment or change of control of the Company under their current employment agreements and our other compensation programs.
Employment Agreement - Mr. Maddy
On March 4, 2005, the Company entered into an Employment Agreement (the “Employment Agreement”) and a Change in Control Agreement (the “Change in Control Agreement”) with H. Charles Maddy, III, Chief Executive Officer of Summit. On December 31, 2008, the Employment Agreement and Change in Control Agreement were amended and restated to comply with Internal Revenue Code Section 409A. Under the terms of the Employment Agreement, Summit will review the Employment Agreement annually and may, with the approval of Mr. Maddy, extend the term of the Employment Agreement annually for additional one year periods (so that the actual term of the Employment Agreement will always be between two and three years). The term of the Employment Agreement extends to March 4, 2018.
The Employment Agreement may be terminated based on one of the following:
•By mutual agreement of the parties
•Upon the death of Mr. Maddy
•Upon the disability of Mr. Maddy
•By Summit, for cause (as defined in the Employment Agreement)
•Upon a Change of Control (as provided in the Change in Control Agreement)
•By Mr. Maddy, upon material breach by Summit

•By Mr. Maddy, based on insolvency not attributable to Mr. Maddy
Under the Employment Agreement, Mr. Maddy is entitled to certain termination payments. If Mr. Maddy is terminated by mutual agreement, then he is entitled to receive a termination payment equal to an amount agreed to by the parties. If Mr. Maddy is terminated for cause based generally on his gross negligence, then Mr. Maddy will not receive a termination payment. In this case, Mr. Maddy is entitled to his Base Salary in effect for the year in which termination occurs, only for such period of his active full-time employment to the date of the termination.
If Mr. Maddy is terminated for cause based on his negligence, malfeasance, or misfeasance, then Mr. Maddy is entitled to receive his Base Salary without offset for compensation already paid prior to the effective date of termination. If Mr. Maddy is terminated for death or disability, Mr. Maddy is entitled to three times his Base Salary. If Mr. Maddy terminates his employment based on a material breach by Summit, then Mr. Maddy is entitled to an amount equal to two times his Base Salary in effect for the year in which termination occurs without offset for compensation already paid prior to the effective date of termination. If Mr. Maddy voluntarily terminates, and there is no material breach by Summit, then Mr. Maddy does not receive a termination payment. In this case, Mr. Maddy is entitled to his Base Salary in effect for the year in which termination occurs, only for such period of his active full-time employment to the date of the termination.
If Mr. Maddy’s employment is terminated pursuant to the provisions of the Change in Control Agreement, then Mr. Maddy would be entitled to the compensation set forth in the Change in Control Agreement as described below.
Change In Control Agreement - Mr. Maddy
Under the Change in Control Agreement, after a Change of Control (as defined below), Mr. Maddy is required to work for the acquiring company for a period of one year in order to facilitate management continuity and to promote an orderly transition of ownership (the “Transition Period”). Upon expiration of this Transition Period, Mr. Maddy is entitled to receive a payment equal to three times the greater of (a) his Salary (as defined in the Employment Agreement) in effect immediately prior to the date of consummation of the Change of Control or (b) his Salary in effect on the date of termination of his employment under the Change in Control Agreement. Under the Change in Control Agreement, Mr. Maddy has the option to terminate within six months of a Change of Control. In this case, Mr. Maddy would be entitled to a lump sum payment equal to seventy-five percent (75%) of the greater of (a) his Salary in effect immediately prior to the date of consummation of the Change of Control or (b) his Salary in effect on the date of termination of his employment under the Change in Control Agreement.
If Mr. Maddy terminates his employment after the first six months following the Change of Control, but before completion of the Transition Period (unless such termination is for Good Reason or due to his death or disability), Mr. Maddy is not entitled to a severance payment under the Change in Control Agreement.

If Mr. Maddy terminates for Good Reason (as defined below) or is terminated under circumstances constituting Wrongful Termination (as defined in the Change in Control Agreement) during the Transition Period, then Mr. Maddy would be entitled to a payment equal to three times the greater of (a) his Salary in effect immediately prior to the date of consummation of a Change of Control or (b) his Salary in effect on the date of termination of his Employment Agreement under the Change in Control Agreement. Mr. Maddy is also entitled to receive payment of cash incentive award, if any, under the Company’s Annual Incentive Plan and continuing participation in employee benefit plans and programs such as retirement, disability and medical insurance for the number of months between the date of his termination and the date that is thirty-six (36) months after the date of consummation of the Change of Control.
If Mr. Maddy is terminated as a result of disability or death during the Transition Period, Mr. Maddy would receive a payment equal to three times the greater of (a) his Salary (as defined in the Agreement) in effect immediately prior to the date of consummation of the Change of Control or (b) his Salary in effect on the date of termination of his employment under the Change in Control Agreement.
Under the Change in Control Agreement, Mr. Maddy agrees not to engage, directly or indirectly, in the business of banking in the Restricted Area (as defined in the Change in Control Agreement) for a period of three years after expiration of the Transition Period. If Mr. Maddy’s employment with Summit is terminated for any reason other than Mr. Maddy’s disability, retirement, Good Reason, or termination at Mr. Maddy’s option, Mr. Maddy agrees that for a period of one year, he will not, directly or indirectly, engage in the business of banking in the Restricted Area.
Under the Change in Control Agreement, a “Change of Control” is defined in Internal Revenue Code Section 409A and the regulations issued thereunder and includes:
•a change in the ownership of Summit which is defined to occur on the date that any one person, or more than one person acting as a group, acquires ownership of stock of Summit that, together with stock held by such person or group, constitutes more than 50% of the total fair market value or total voting power of the stock of Summit,
•a change in the effective control of Summit, which is defined to occur on (1) the date any one person, or more than one person acting as a group, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) ownership of stock of Summit possessing 30% or more of the total voting power of Summit, and also to occur on (2) the date a majority of members of Summit’s Board of Directors is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of Summit’s Board of Directors before the date of the appointment or election, and
•a change in the ownership of a substantial portion of Summit’s assets which is defined to occur on the date that any one person, or more than one person acting as a group acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) assets from Summit that have a total gross fair market value equal to or more than 40% of the total gross fair market value of all of the assets of Summit immediately before such acquisition or acquisitions. For this purpose, gross fair market value means the value of the assets of Summit, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.
Under the Change in Control Agreement, Mr. Maddy may voluntarily terminate his employment for Good Reason which arises if one of the following occurs in combination with a Change of Control:

•a decrease in the executive’s overall compensation below the level in effect immediately prior to on the date of consummation of the change of control, without the executive’s consent;
•a material reduction in the importance of the executive’s job responsibilities without his consent;
•geographical relocation of the executive without his consent, which is deemed to mean relocation to an office more than twenty (20) miles from his location at the time of a change of control;
•failure by the Company to obtain assumption of the Change in Control Agreement by its successor; or
•any removal of the executive from, or failure to reelect the executive to, any position with the Company or Bank that he held immediately prior to the change of control without his prior written consent (except for good cause, death, disability or retirement).
The Employment Agreement and the Change in Control Agreement provide for an additional gross-up payment by Summit to Mr. Maddy in the event that a payment or distribution pursuant to the Employment Agreement or the Change in Control Agreement would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code. Any calculated gross-up payment amount is equal to one hundred percent (100%) of the excise tax plus one hundred percent (100%) of any federal, state and local income taxes plus the additional excise tax on the gross-up amount.
Employment Agreements - Messrs. Tissue, Frye, and Jennings
On December 20, 2008, the Company entered into an Amended and Restated Employment Agreement with Scott C. Jennings, on December 24, 2008, the Company entered into an Amended and Restated Employment Agreement with Robert S. Tissue and on December 31, 2008 the Company entered into an Amended and Restated Employment Agreement with Patrick N. Frye in order to set forth the terms and conditions of their employment in a manner compliant with Internal Revenue Code Section 409A. The Amended and Restated Employment Agreements with Mr. Jennings, Mr. Frye and Mr. Tissue are substantially identical in all material respects and each is referred to as the “Employment Agreement.”
The Employment Agreements may be terminated based on one of the following:
•Termination for Good Cause (as defined by the Employment Agreement)
•Termination Not for Good Cause (as defined by the Employment Agreement)
•Termination for Good Reason, Wrongful Termination, or at Employee’s Option, upon a Change of Control (as defined by the Employment Agreement).
Messrs. Tissue, Frye, and Jennings are entitled to certain termination payments under the Employment Agreements. If either Mr. Tissue, Mr. Frye or Mr. Jennings is terminated Not for Good Cause (as defined by the Employment Agreement), then he is entitled to a payment from the Company equal to the base salary compensation set forth in the Employment Agreement for the remaining term of the Employment Agreement or severance pay equal to 100% of his then current annual base salary, whichever is greater. The termination payment is paid in a lump sum on the date of termination, subject to a six month delay if required under Internal Revenue Code Section 409A.

Messrs. Tissue, Frye and Jennings have change of control provisions included in their Employment Agreements. Generally, the Employment Agreements provide severance compensation to Messrs. Tissue, Frye and Jennings if such executive’s employment should end under certain specified conditions after a change of control. Compensation is paid upon an involuntary termination within 24 months following a change of control unless Messrs. Tissue, Frye or Jennings is terminated for Good Cause. In addition, compensation will be paid after a change of control if Messrs. Tissue, Frye or Jennings voluntarily terminates employment within 24 months of a change of control because of:
•a material decrease in the total amount of the executive’s base salary below the level in effect on the date of consummation of the change of control, without his consent;
•a material reduction in the executive’s job duties and responsibilities without the executive’s prior consent;
•a material geographical relocation of the executive without his prior consent, which is deemed to mean relocation to an office more than twenty (20) miles from his location at the time of a change of control;
•failure by the Company to obtain assumption of the Change in Control Agreement by its successor; or
•any purported termination of the executive’s employment which is not effected pursuant to a notice of termination as required in the executive’s Employment Agreement.
Under the Employment Agreement, a “Change of Control” is defined in Internal Revenue Code Section 409A and the regulations issued thereunder. This definition is set forth above under the description of Mr. Maddy’s Change in Control Agreement.
Messrs. Tissue’s, Frye’s and Jennings’ severance benefits include:
•a lump sum cash payment equal to the executive’s monthly salary (calculated based on the average annual base salary and bonuses for the two full year periods immediately preceding the consummation of the Change in Control) multiplied by the number of months between the date of the executive’s termination and the date that is twenty-four (24) months after the date of consummation of the Change of Control; provided that the executive’s lump sum cash payment not be less than 100% of his salary; and
•payment of cash incentive award, if any, under the Company’s Incentive Plans for the year in which the executive terminates for Good Reason or is involuntarily terminated without Good Cause after a Change in Control; and continuing participation, or if continuing participation is barred, in substantially similar programs, in employee benefit plans and programs such as retirement, disability and medical insurance for the number of months between the date of his termination and the date that is twenty-four (24) months after the date of consummation of the Change of Control, or, if earlier, to the date on which the executive receives comparable benefits from any other source.
Messrs. Tissue, Frye and Jennings also each have the right to terminate employment without reason at his option within six (6) months after a Change of Control, by giving written notice of termination, and severance compensation is then equal to seventy five percent of salary, to be paid in a lump sum on the date of Separation from Service, subject to a six month delay if required under Internal Revenue Code Section 409A. Benefit continuation in the event of termination of employment without reason at the executive’s option within six (6) months after a Change of Control is limited to six months (or, if earlier, to the date on which the executive receives comparable benefits from any other source.)

The change of control provisions in Messrs. Tissue’s, Frye’s and Jennings’ Employment Agreements provide for an additional gross-up payment by the Company to the executive in the event that a distribution pursuant to the change of control provisions in the Employment Agreements would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code. Any calculated gross-up payment amount is equal to one hundred percent (100%) of the excise tax plus one hundred percent (100%) of any federal, state and local income taxes plus the additional excise tax on the gross-up amount.
The change of control provisions of the Employment Agreements do not affect the right of the Company to terminate Messrs. Tissue, Frye or Jennings or change their salary or benefits with or without good cause, prior to any change of control. However, any termination or change which takes place after discussions have commenced which result in a change of control will be presumed to be a wrongful termination and will entitle the executives to the benefits under the Employment Agreements, absent clear and convincing evidence to the contrary.
Employment Agreement - Mr. Ritchie
On December 26, 2008, the Company entered into an Amended and Restated Employment Agreement referred to as the “Employment Agreement,” with Bradford E. Ritchie, in order to set forth the terms and conditions of his employment in a manner compliant with Internal Revenue Code Section 409A.
The Employment Agreement may be terminated based on one of the following:
•Termination for Other than Good Cause (as defined by the Employment Agreement)
•Termination for Good Cause (as defined by the Employment Agreement)
•Termination for Good Reason or Wrongful Termination (as defined by the Employment Agreement).

Mr. Ritchie is entitled to certain termination payments under the Employment Agreement. If Mr. Ritchie is terminated for Other than Good Cause (as defined by the Employment Agreement), then he is entitled to a severance payment in cash from the Company equal to one (1) year of Mr. Ritchie’s Salary payable in a lump sum on the date of termination, subject to a six month delay if required under Internal Revenue Code Section 409A.
Mr. Ritchie has change of control provisions included in his Employment Agreement. Generally, the Employment Agreement provides that if Mr. Ritchie’s employment should end under certain specified conditions prior to a Change of Control, but after discussions have commenced that result in a change of control, such termination shall be presumed to be a Wrongful Termination (as defined by the Employment Agreement). In addition, compensation will be paid upon a change of control if Mr. Ritchie voluntarily terminates employment (for Good Reason) within 24 months of a change of control because of:
•a material decrease in the total amount of Mr. Ritchie’s base salary below the level in effect on the date of consummation of the change of control, without his consent;
•a material reduction in Mr. Ritchie’s job duties and responsibilities without Mr. Ritchie’s prior consent;
•a material geographical relocation of Mr. Ritchie without his prior consent, which is deemed to mean relocation to an office more than twenty (20) miles from his location at the time of a change of control;
•failure by the Company to obtain assumption of the Employment Agreement by its successor; or

•any purported termination of Mr. Ritchie’s employment which is not effected pursuant to a notice of termination as required in Mr. Ritchie’s Employment Agreement.
Under the Employment Agreement, a “Change of Control” is defined in Internal Revenue Code Section 409A and the regulations issued thereunder. This definition is set forth above under the description of Mr. Maddy’s Change in Control Agreement.
Upon a Wrongful Termination or termination for Good Reason, the Company will pay Mr. Ritchie:
•a lump sum cash payment equal to his monthly salary (calculated based on the average annual base salary for the two full year periods immediately preceding the consummation of the Change in Control) multiplied by the number of months between the date of his termination and the date that is twenty-four (24) months after the earlier of the date of Separation of Service and the date of consummation of the Change of Control; provided that his lump sum cash payment not be less than 100% of his salary; and
•payment of cash incentive awards, if any, under the Company’s Incentive Plans earned by Employee as of the last day of his employment; and
• continuing participation, or if continuing participation is barred, in substantially similar programs, in employee benefit plans and programs such as retirement, disability and medical insurance for the number of months between the date of his termination and the date that is the shorter of twenty-four (24) months after the date of consummation of the Change of Control, or the period of time, if any, during which Mr. Ritchie would be entitled to continuation coverage under a group health plan.
The change of control provisions of Mr. Ritchie’s the Employment Agreement do not affect the right of the Company to terminate Mr. Ritchie or change his salary or benefits with or without good cause, prior to any change of control. However, any termination or change which takes place after discussions have commenced which result in a change of control will be presumed to be a wrongful termination and will entitle Mr. Ritchie to the benefits under the Employment Agreements absent clear and convincing evidence to the contrary.
Compensation of Named Executive Officers
In applying our compensation principles and philosophy, the Company analyzed the compensation arrangements of its named executives, and believes that the total compensation paid to its executive officers is appropriate and reasonable.
We believe our compensation decisions are in the best interests of our Company and our shareholders for many reasons including:
•We have a strong management team with a proven record of performance.

•We have an experienced group of executives who we believe will provide the strong management necessary to maximize shareholder return.
•We believe that our incentive compensation plans effectively promote the Company’s philosophy of pay for performance.
We will continue to monitor our compensation arrangements to ensure that executive pay directly correlates with the performance of the Company. The Company is committed to the retention of strong management and will continue to focus heavily on its compensation philosophy and principles as it evaluates the total compensation of its executive officers.

EXECUTIVE COMPENSATION

Summary Compensation Table
The table below sets forth the compensation of the Company’s Chief Executive Officer, the Chief Financial Officer and the three most highly compensated executive officers other than the Chief Executive Officer and Chief Financial Officer who earned $100,000 or more in salary and bonus for the years ended December 31, 2013, 2014 and 2015 (the “named executive officers”).

Name and Principal Position	Year	Salary(1) ($)	Bonus(2) ($)	Stock Awards ($)	Option Awards(3) ($)	Non-Equity Incentive Plan Compen-sation(4) ($)	Non‑ qualified Deferred Compen- sation Earnings(5) ($)	All Other Compen‑ sation(6) ($)	Total ($)
H. Charles Maddy, III, President and Chief Executive Officer - Summit Financial Group	2015 2014 2013	$417,500 $397,500 $397,500	- $40,000 -	- - -	$209,588 - -	$160,988 - -	$ 47,574 $ 44,367 $ 41,376	$ 33,850 $ 41,200 $ 25,400	$ 869,500 $ 523,067 $ 464,276
Robert S. Tissue Senior Vice President and Chief Financial Officer - Summit Financial Group	2015 2014 2013	$212,500 $202,500 $193,250	- $25,000 -	- - -	$107,933 - -	$83,025 - -	$ 22,174 $ 20,679 $ 19,285	$ 19,125 $ 24,300 $ 11,595	$ 444,757 $ 272,479 $ 224,130
Patrick N. Frye Senior Vice President and Chief of Credit Administration - Summit Financial Group	2015 2014 2013	$208,500 $198,500 $189,250	- $25,000 -	- - -	$105,925 - -	$81,405 - -	$ 31,741 $ 29,601 $ 27,605	$ 18,765 $ 23,820 $ 11,355	$ 446,336 $ 276,921 $ 228,210
Scott C. Jennings Senior Vice President and Chief Operating Officer - Summit Financial Group	2015 2014 2013	$212,500 $202,500 $193,250	- $25,000 -	- - -	$107,933 - -	$83,025 - -	$ 36,712 $ 31,518 $ 29,393	$ 19,125 $ 20,157 $ 11,595	$ 459,295 $ 279,175 $ 234,238
Bradford E. Ritchie President - Summit Community Bank	2015 2014 2013	$202,500 $193,750 $188,750	- $25,000 -	- - -	$102,912 - -	$78,975 - -	$ 4,094 $13,461 -	$ 28,970 $ 22,600 $ 11,008	$ 417,451 $ 254,811 $ 199,758

(1)	Mr. Maddy requested that the Compensation and Nominating Committee not consider any salary increases for him for the years 2009 through 2014.

(2)	The amounts in this column relate to discretionary bonuses awarded in 2015 for 2014 performance. The bonuses are discussed in the Compensation Discussion and Analysis on page 24.

(3)
The amounts in this column represent awards of stock-settled stock appreciation rights in accordance with the terms of the 2014 LTI Plan. The stock-settled stock appreciation rights have a base price equal to $12.01, the fair market value of the Company's common stock on the date of grant (April 23, 2015), and expire ten years from the date of grant. The stock-settled stock appreciation rights granted are time-based, with 20% vesting on each of the first five anniversaries of the grant date, and the rights will be settled in shares of the Company's common stock. The stock-

settled stock appreciation rights are currently out of the money as the strike price is more than the current market price of the Company’s common stock.

(4)
The amounts in this column relate to bonuses awarded under the Company’s Executive Officer Management Incentive Plan in 2016 for performance in 2015. The bonuses are discussed in the Compensation Discussion and Analysis on pages 23-24.

(5)
The amounts in this column represent the increase in the actuarial net present value of all future retirement benefits under the Executive Salary Continuation Agreements. The net present value of the retirement benefits used to calculate the net change in benefits were determined using the same assumptions used to determine our retirement obligations and expense for financial statement purposes. Additional information about our Executive Salary Continuation Agreements is included on pages 28-29. We have not provided above-market or preferential earnings on any nonqualified deferred compensation and, accordingly, no such amounts are reflected above.

(6)
This amount includes the Company’s matching contributions under the Company’s 401(k) Profit Sharing Plan on behalf of Mr. Maddy ($10,600), Mr. Tissue ($8,500), Mr. Frye ($8,340), Mr. Jennings ($8,500) and Mr. Ritchie ($7,417). No discretionary contributions were made by the Company in 2015. The amount also includes fees paid to Mr. Maddy ($10,000) as a member of the Company’s and its subsidiary bank’s Boards of Directors. This amount includes discretionary contributions to the Company’s ESOP as follows: Mr. Maddy ($13,250), Mr. Tissue ($10,625), Mr. Frye ($10,425), Mr. Jennings ($10,625), and Mr. Ritchie ($10,125). No named executive officers received perquisites in excess of $10,000 except Mr. Ritchie who had perquisites totaling $11,428 consisting of the following: value of the premium paid by the Company for life insurance and split dollar life insurance under the Executive Salary Continuation Agreement, company vehicle, golf membership dues, personal expenses associated with a business trip and sporting event tickets.

Total cash compensation, as measured by salary and non-equity incentive plan compensation, is based on the Company’s performance as well as employee performance and certain other factors as described in the section entitled “Executive Compensation.” For the named executive officers, total cash compensation as a percentage of total compensation is as follows: Mr. Maddy - 67%; Mr. Tissue - 66%, Mr. Frye - 65%, Mr. Jennings - 64%, and Mr. Ritchie - 67%. The percentage of total cash compensation to total compensation for the named executive officers reflects the emphasis that is placed on cash compensation.
A description of the employment agreements with the named Executive Officers is set forth in the Section entitled “Compensation Discussion and Analysis.”

Grants of Plan-Based Awards

Name	Type of Award	Grant Date	Potential Payouts Under Non-Equity Incentive Plan Awards			All Other Option Awards: Number of Shares of Stock or Units (#)(2)	All Other Option Awards: Number Of Securities Under-lying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards(3)
			Threshold ($)	Target ($)	Maxi mum ($)
H. Charles Maddy, III	MIP(1) SARS(2)	2/17/15 4/23/15	$79,500	$99,375	$208,688	34,850	-	$12.01	$6.01
Robert S. Tissue	MIP(1) SARS(2)	2/17/15 4/23/15	$41,000	$51,250	$107,625	17,947	-	$12.01	$6.01
Patrick N. Frye	MIP(1) SARS(2)	2/17/15 4/23/15	$40,200	$50,250	$105,525	17,613	-	$12.01	$6.01
Scott C. Jennings	MIP(1) SARS(2)	2/17/15 4/23/15	$41,000	$51,250	$107,625	17,947	-	$12.01	$6.01
Bradford E. Ritchie	MIP(1) SARS(2)	2/17/15 4/23/15	$39,000	$48,750	$102,375	4,000	-	$12.01	$6.01

(1) Amounts represent the opportunity to earn a bonus equal to 25% of the named executive officer’s base salary as of January 1, 2015 multiplied by a multiplier based on the Company’s annual return on average tangible equity (“ROATE”) for 2015 pursuant to the Executive Officer Management Incentive Plan for 2015. The threshold and targeted ranges for the Company’s ROATE for 2015 were 8.00 to 8.99 percent and 10.00 to 10.99 percent respectively. Amounts shown represent the threshold, target and maximum payouts for which each named executive officer was eligible under the Management Incentive Plan for 2015. Amounts actually earned with respect to these awards are described in the Compensation Discussion and Analysis section and included in the Summary Compensation Table as Non-Equity Plan Compensation.
(2) Amounts represent awards of stock-settled stock appreciation rights in accordance with the Company’s 2014 Long-Term Incentive Plan (the “2014 LTI Plan”). The stock settled stock appreciation rights have a base price equal to $12.01 and expire ten years from the date of grant. The awards are time based, with 20% vesting on each of the first five anniversaries of the grant date. The stock settled stock appreciation rights will be settled in shares of the Company’s common stock.
(3) Amounts reflect the aggregate grant date fair value computed in accordance with accounting guidance related to stock-based compensation. Assumptions used in the calculation of these amounts are included in Note 14 to the Company’s audited consolidated financial statements for the year ended December 31, 2015 included in the Company’s Annual Report on Form 10-K. These amounts reflect the fair value of these awards at the grant date and do not correspond to the actual value that may be paid to or realized by the named executive officers.

Outstanding Equity Awards at December 31, 2015

The following table shows outstanding equity awards classified as exercisable and unexercisable held as of December 31, 2015, by the Company’s named executive officers.

Name	Stock Appreciation Rights and Option Awards
	Number of Securities Underlying Unexercised SARs and Options (#) Exercisable	Number of Securities Underlying Unexercised SARs and Options (#) Unexercisable	SARs and Option Exercise Price	SARs and Option Expiration Date
H. Charles Maddy, III	1,200 1,400 1,400 2,400 2,400 2,400 2,400 2,400 2,400 2,400 -	- - - - - - - - - - 34,850	$ 5.95 $ 9.49 $ 9.49 $ 17.79 $ 17.79 $ 17.79 $ 25.93 $ 25.93 $ 25.93 $ 25.93 $ 12.01	10/26/2016 12/06/2016 12/06/2017 12/12/2016 12/12/2017 12/12/2018 12/07/2016 12/07/2017 12/07/2018 12/07/2019 04/23/2025
Robert S. Tissue	800 880 880 1,400 1,400 1,400 1,600 1,600 1,600 1,600 -	- - - - - - - - - - 17,947	$ 5.95 $ 9.49 $ 9.49 $17.79 $17.79 $17.79 $25.93 $25.93 $25.93 $25.93 $12.01	10/26/2016 12/06/2016 12/06/2017 12/12/2016 12/12/2017 12/12/2018 12/07/2016 12/07/2017 12/07/2018 12/07/2019 04/23/2025

Name	Stock Appreciation Rights and Option Awards
	Number of Securities Underlying Unexercised SARs and Options (#) Exercisable	Number of Securities Underlying Unexercised SARS and Options (#) Unexercisable	SARs and Option Exercise Price	SARs and Option Expiration Date
Patrick N. Frye	880 880 1,200 1,200 1,200 1,600 1,600 1,600 1,600 -	- - - - - - - - - 17,613	$ 9.49 $ 9.49 $ 17.79 $ 17.79 $ 17.79 $ 25.93 $ 25.93 $ 25.93 $ 25.93 $ 12.01	12/06/2016 12/06/2017 12/12/2016 12/12/2017 12/12/2018 12/07/2016 12/07/2017 12/07/2018 12/07/2019 04/23/2025
Scott C. Jennings	880 880 1,400 1,400 1,400 1,600 1,600 1,600 1,600 -	- - - - - - - - - 17,947	$ 9.49 $ 9.49 $ 17.79 $ 17.79 $ 17.79 $ 25.93 $ 25.93 $ 25.93 $ 25.93 $ 12.01	12/06/2016 12/06/2017 12/12/2016 12/12/2017 12/12/2018 12/07/2016 12/07/2017 12/07/2018 12/07/2019 04/23/2025
Bradford E. Ritchie	1,000 1,000 1,000 1,000 1,000 -	- - - - - 17,112	$ 2.54 $ 2.54 $ 2.54 $ 2.54 $ 2.54 $ 12.01	07/27/2021 07/28/2022 07/27/2023 07/27/2024 07/27/2025 04/23/2025

All options listed in the above table are vested. None of the stock-settled stock appreciation rights are vested. The stock-settled stock appreciation rights vest 20% on each of the first five anniversaries of the grant date. The grant date was April 23, 2015.

Options Exercised and Stock Vested During 2015
The following table summarizes information with respect to stock option awards exercised during 2015 for each of the named executive officers.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
H. Charles Maddy, III	2,600	$10,214	-	-
Robert S. Tissue	1,680	$6,357	-	-
Patrick N. Frye	880	$2,006	-	-
Scott C. Jennings	-	-	-	-
Bradford E. Ritchie	-	-	-	-

(1)	Value determined by subtracting the exercise price per share from the market value per share of our common stock on the date of exercise.

Pension Benefits
The following table discloses the years of credited service of, present single-sum value of the accrued benefits for, and payments during the last fiscal year to the named executive officers under the Executive Salary Continuation Agreements with the Company’s named executive officers (the “Continuation Agreements”).

Name	Plan Name	Number of Years Credited Service (#)(1)	Present Value of Accumulated Benefit ($)(2)	Payments During Last Fiscal Year ($)
H. Charles Maddy, III	Executive Salary Continuation Agreement	16	$720,000	-
Robert S. Tissue	Executive Salary Continuation Agreement	13	$325,000	-
Patrick N. Frye	Executive Salary Continuation Agreement	13	$465,000	-
Scott C. Jennings	Executive Salary Continuation Agreement	16	$535,000	-
Bradford E. Ritchie	Executive Salary Continuation Agreement	7	$ 67,000	-

(1)    The years of credited service under the Continuation Agreements begin on the effective date of the individual agreement with each named executive officer. Each individual agreement was executed after the date of each named executive officer’s initial employment.
(2)    The material assumptions applied in quantifying the present value of the current accrued benefits include the use of a 7% discount rate and an age of death using the 2000 U.S. Life Mortality Table.
The Company and its affiliates have entered into Executive Salary Continuation Agreements (Continuation Agreements) with certain executives of the Company and its affiliates with an endorsement split dollar life insurance plan for. The Continuation Agreements are designed to provide an annual defined retirement benefit payable for the life of the executive. These benefits, when added to the retirement benefits that will be provided by the Company’s 401(k) Profit Sharing Plan, Employee Stock Ownership Plan, and social security, will provide each executive with benefit levels comparable to other Company employees when measured as a percentage of salary at the time of retirement.
The Company’s obligations under the retirement benefit portion of these agreements are unfunded; however, the Company has purchased life insurance policies on each insurable executive that are actuarially designed to offset the annual expenses associated with the agreements and will, given reasonable actuarial assumptions, offset all of the costs of the Continuation Agreements during the life of the executive and provide a complete recovery of all costs at the executive’s death. The Company is the sole owner of all policies.
The life insurance benefit for each insurable officer is being provided by an Endorsement Split Dollar Plan whereby the Company endorses a specified percentage of the net-at-risk life insurance portion of a policy (total death benefit less cash value of policy) on the life of each officer for payment to the designated beneficiary of that officer. The Company owns the policy and its entire surrender value.
For each of the named executive officers, the annual lifetime benefits payable upon retirement at normal retirement age are as follows: H. Charles Maddy, III - $175,000; Robert S. Tissue - $125,000; Patrick N. Frye - $125,000; Scott C. Jennings - $125,000; and Bradford E. Ritchie - $125,000.

Estimated Payments Upon Termination
The following tables summarize potential estimated payments to our Named Executive Officers under existing Summit contracts, agreements, plans or arrangements for various scenarios involving termination of employment due to: voluntary resignation, termination for good cause, termination without good cause, death, disability, or change of control of the Company. The below information is as of December 31, 2015, and does not include benefits other Company employees would typically receive in the event of similar circumstances.

	Estimated Payments upon Termination Due to:
	Voluntary	Termination	Termination			Change in
	Resignation	for Good	Not For Good		Disability	Company
Name	(b)	Cause (c)	Cause (d)	Death (e)	(f)	Control (g)
H. Charles Maddy, III	$ 468,000	-	$1,303,000	$2,879,000	$1,721,000	$2,739,000
Robert S. Tissue	$ 281,000	-	$ 524,000	$1,249,000	$ 281,000	$1,329,000
Patrick N. Frye	$ 368,000	-	$ 608,000	$1,429,000	$ 368,000	$1,528,000
Scott C. Jennings	$ 383,000	-	$ 621,000	$ 969,000	$ 383,000	$1,569,000
Bradford E. Ritchie (a)	$ 120,000	-	$ 316,000	$1,238,000	$ 120,000	$1,092,000

(a)	Amounts payable to Mr. Ritchie include an increase in the total annual SERP benefits payment to Mr. Ritchie from $75,000 to $125,000 that the Company agreed to on February 11, 2016.

(b)	Amounts payable under salary continuation agreements upon voluntary resignation consist of installment payments commencing at normal retirement age.

(c)
With respect to Mr. Maddy, above illustration of termination for good cause assumes an act of “gross negligence”. In the event of an act of “simple negligence”, Mr. Maddy would receive 1 times his current annual base salary ($417,500).

(d)
In the event of termination not for good cause, each NEO receives a lump sum payment equal to the current present value of their respective vested benefit under the executive salary continuation agreements. In addition, Mr. Maddy would receive a payment equal to 2 times his current base salary. Mr. Tissue, Mr. Frye and Mr. Jennings would receive a payment equal to the greater of one year’s base salary or the total base salary for the remainder of their respective employment agreements. Mr. Ritchie would receive a payment equal to one year’s base salary. Mr. Tissue, Mr. Frye and Mr. Jennings also receive their Company automobile. Conditions and obligations to the receipt of payments not for good cause are described in the Compensation Discussion and Analysis, which begins on page 21.

(e)
Upon death, each NEO’s designated beneficiary would receive the NEO’s respective split dollar life insurance death benefit and a lump sum payment equal to the current present value of their vested benefit under the executive salary continuation agreements. In addition, Mr. Maddy’s designated beneficiary would receive 3 times his current annual base salary and his family would receive continuation of their health insurance coverage benefits on the same terms as they previously received for 1 year.

(f)
With respect to termination payments made in the event of disability, Mr. Maddy would receive 3 times his current annual base salary plus a lump sum payment equal to the current present value of his vested benefit under his executive salary continuation agreement. Conditions and obligations to the receipt of this payment are described in the Compensation Discussion and Analysis, Employment Agreement - Mr. Maddy on page 30. The other NEO’s would receive a lump sum payment equal to the current present value of their respective vested benefit under their executive salary continuation agreements.

(g)
Illustration of payments in the event of termination due to a change in Company control assumes a scenario whereby the maximum estimated potential payments with respect to each NEO are payable. Such payments would consist of:

	Estimated Payments upon Termination in Event of a Change in Company Control
Name	Severance	Value of Accelerated Vesting of Stock Options	Present Value of Accelerated Benefits under Salary Continuation Agreements	Continuation of Health Insurance Benefits (1)	Value of Company Automobile	Estimated Tax Gross Up (2)	Total
H. Charles Maddy, III (3)	$1,253,000	-	$937,000	$41,000	-	$508,000	$2,739,000
Robert S. Tissue (4)	$ 523,000	-	$562,000	$21,000	$30,000	$193,000	$1,329,000
Patrick N. Frye (4)	$ 513,000	-	$737,000	$19,000	$31,000	$228,000	$1,528,000
Scott C. Jennings (4)	$ 523,000	-	$766,000	$21,000	$25,000	$234,000	$1,569,000
Bradford E. Ritchie (5)	$ 500,000	-	$401,000	$28,000	-	$163,000	$1,092,000

(1)
In the event of termination in the event of a change in Company control, each NEO would receive continuation of their health insurance coverage benefits on the same terms as they previously received for the following terms: Mr. Maddy - 3 years; Mr. Tissue - 2 years, Mr. Frye - 2 years; Mr. Jennings - 2 years; and Mr. Ritchie - 2 years.

(2)	The estimated tax gross up is based on the 20% excise tax, grossed up for taxes, on the amount of severance and other benefits above each NEO’s average five-year W-2 earnings multiplied by 2.99.

(3)
There are five (5) scenarios under which Mr. Maddy may be terminated and paid severance under his Change in Control Agreement. The amount disclosed in the severance column in the above table represents the amount of severance under scenarios one, four and five described below. The five scenarios are as follows:

•Under the first scenario, if Mr. Maddy works for the acquiring company for a period of one year (the “Transition Period”), then upon expiration of the Transition Period, he is entitled to receive a payment equal to three times the greater of (a) his Salary (as defined in the Agreement) in effect immediately prior to the date of consummation of the change of control or (b) his Salary in effect on the date of termination of his employment under the Change in Control Agreement.
•Under the second scenario, if Mr. Maddy terminates his employment within six months of a change of control, then he is entitled to a lump sum payment equal to seventy-five percent (75%) of the greater of (a) his Salary in effect immediately prior to the date of consummation of the change of control or (b) his Salary in effect on the date of termination of his employment under the Change in Control Agreement. The amount of severance under this scenario is $313,125.
•Under the third scenario, if Mr. Maddy terminates his employment after the first six months following the change of control, but before completion of the Transition Period, then he is not entitled to a severance payment under the Change in Control Agreement.
•Under the fourth scenario, if Mr. Maddy terminates for Good Reason (as defined in the Compensation Discussion and Analysis, which begins on page 21) or is terminated under circumstances constituting wrongful termination, then he is entitled to a payment equal to three times the greater of (a) his Salary in effect immediately prior to the date of consummation of a change of control or (b) his Salary in effect on the date of termination of his employment under the Change in Control Agreement.

•Under the fifth scenario, if Mr. Maddy is terminated as a result of disability or death, Mr. Maddy is entitled to a payment equal to three times the greater of (a) his Salary in effect immediately prior to the date of consummation of a change of control or (b) his Salary in effect on the date of termination of his employment under the Change in Control Agreement.

(4)
There are two (2) scenarios under which Messrs. Tissue, Frye and Jennings may be terminated and paid severance under the change of control provisions in each of their Employment Agreements. The two scenarios are as follows:

•If Messrs. Tissue, Frye or Jennings are terminated for Good Reason (as defined in the Employment Agreement) or are terminated under circumstances constituting Wrongful Termination (as defined in the Employment Agreement), then the terminated executive officer is entitled to a payment equal to his Salary (as defined in the Employment Agreement) multiplied by the number of months between the effective date of termination and the date that is twenty four (24) months after the date of consummation of change of control, provided in no event shall the executive officer receive a lump sum payment that is less than 100% of his Salary. The amount in the severance column in the above table represents the severance amount under this scenario.
•If Messrs. Tissue, Frye or Jennings terminate within six months of a change of control, the terminated executive officer is entitled to a lump sum payment equal to seventy-five percent (75%) of his Salary in effect immediately prior to the date of consummation of the Change of Control (as defined in the Employment Agreement). The amount of severance under this scenario is $196,125 for Messrs. Tissue and Jennings and $192,375 for Mr. Frye.

(5)
Upon a change of control, under Mr. Ritchie’s Employment Agreement, if Mr. Ritchie is terminated for Good Reason (as defined in the Employment Agreement) or is terminated under circumstances constituting Wrongful Termination (as defined in the Employment Agreement), then Mr. Ritchie is entitled to a payment equal to his Salary (as defined in the Employment Agreement) multiplied by the number of months between the effective date of termination and the date that is twenty four (24) months after the earlier of the date of termination and the date of consummation of change of control, provided in no event shall Mr. Ritchie receive a lump sum payment that is less than 100% of his Salary. The amount in the severance column in the above table represents the severance amount under this scenario.

Director Compensation 2015
The following table sets forth certain information regarding the compensation earned by or awarded to each director who served on the Company’s Board of Directors in 2015 except for H. Charles Maddy, III whose compensation as a named executive officer of the Company is presented in the Summary Compensation Table on page 37.

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings(2)	All Other Compensation ($)(3)	Total ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)
Oscar M. Bean	$42,750	-	-	-	-	-	$42,750
Dewey F. Bensenhaver	$10,900	-	-	-	-	$ 11,482	$22,382
J. Scott Bridgeforth	$11,050	-	-	-	-	-	$11,050
James M. Cookman	$10,300	-	-	-	-	-	$10,300
John W. Crites	$12,950	-	-	-	-	-	$12,950
James P. Geary, II	$10,450	-	-	-	-	-	$10,450
Georgette R. George	$13,750	-	-	-	-	-	$13,750
Thomas J. Hawse, III	$12,650	-	-	-	-	-	$12,650
Phoebe Fisher Heishman	$11,200	-	-	-	-	$ 10,352	$21,552
Gary L. Hinkle	$14,500	-	-	-	-	$ 10,262	$24,762
Jeffrey E. Hott	$9,950	-	-	-	-	-	$9,950
Gerald W. Huffman	$13,300	-	-	-	-	$ 10,292	$23,592
Duke A. McDaniel	$9,800	-	-	-	-	-	$9,800
George W. Pace	$13,300	-	-	-	-	-	$13,300
Charles S. Piccirillo	$14,950	-	-	-	-	-	$14,950

(1)
Directors of the Company received $500 per board meeting attended . Non-employee Directors of the Company who serve on the Company’s Audit and Compliance Committee and Compensation and Nominating Committee received $750 for each meeting attended. Non-employee Directors serving on other Company Committees received $150 per committee meeting attended.

Members of the Board of Directors of the subsidiary of the Company are paid an annual retainer fee based on the asset size of the subsidiary bank as of December 31st of the prior year and receive $500 for each meeting attended and $150 for each committee meeting attended. All of the members of the Board of Directors of the Company are also members of the Board of Directors of the bank subsidiary of the Company, and accordingly, receive fees from the bank subsidiary of the Company. In addition, Mr. Maddy is a member of the Board of Directors of the subsidiary bank of the Company and as such receives fees from the bank subsidiary. The fees received by Mr. Maddy are included in the Summary Compensation Table under “All Other Compensation.”
If an individual is a member of the Board of Directors of the Company or its subsidiary bank and is also an employee of the Company or any of its subsidiaries, then such director will be paid the retainer fees and the fees for each board meeting attended as set forth above; however, such director will not be paid the fees for each committee meeting attended.

(2)
Pursuant to the Summit Directors’ Deferral Plan, the Company’s Directors may elect to defer their retainer, meeting and committee fees earned. The Company invests amounts equating to the deferrals of each participating director in phantom investments in various mutual funds. Benefits payable to participant directors at retirement under the Plan will equate to the then current value of the individual investments. The Company’s subsidiary has a similar deferral plan for its directors.

On December 30, 2005, the Company and its subsidiaries amended the Directors’ Deferral Plans (the “Plans”) to conform the Plans to administrative guidance and the regulations issued by the Internal Revenue Service under Section 409A of the Internal Revenue Code. The Company has not provided above-market or preferential earnings on any non-qualified deferred compensation and, accordingly, no such amounts are reflected in the above table.
(3)    Certain members of the Company’s Board of Directors receive health insurance coverage under the Company’s health insurance plan. This benefit is only available for directors originally elected to the Board prior to 1994. For those still receiving health insurance coverage, payment by the Company for such coverage will be discontinued upon their retirement. The amount of the coverage provided exceeded $10,000 for the four (4) directors included in the above table for whom an amount is reflected in “All Other Compensation.”

COMPENSATION AND NOMINATING COMMITTEE REPORT

The Compensation and Nominating Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management, and based on such review and discussions, the Compensation and Nominating Committee recommends to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.
COMPENSATION AND NOMINATING COMMITTEE

Oscar M. Bean

Dewey F. Bensenhaver

John W. Crites

Thomas J. Hawse, III

Phoebe Fisher Heishman

Gary L. Hinkle

George W. Pace

Charles S. Piccirillo

ITEM 3 - RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors has appointed Arnett Carbis Toothman LLP to serve as our independent registered public accounting firm for 2016 subject to the ratification of our shareholders. For information concerning the audit fees paid by the Company in 2014 and 2015 and for information about the Company’s auditors generally, see the Audit and Compliance Committee Report on page 52 of this Proxy Statement.
Representatives of Arnett Carbis Toothman LLP will be present at the Annual Meeting to answer questions. They will also have the opportunity to make a statement if they desire to do so.
The affirmative vote of a majority of votes cast on this proposal is required for the ratification of this proposal. In determining whether the proposal has received the requisite number of affirmative votes, abstentions and broker non-votes will be disregarded and will have no effect on the outcome of the vote.
Shareholder ratification of the selection of Arnett Carbis Toothman LLP as our independent registered public accounting firm is not required by our Bylaws or otherwise. However, the Board of Directors is submitting the selection of Arnett Carbis Toothman LLP to the shareholders for ratification as a matter of good corporate practice. If the shareholders fail to ratify the selection, the Audit and Compliance Committee and the Board of Directors will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit and Compliance Committee and the Board of Directors in their discretion may direct the appointment of different independent auditors at any time during the year if they determine that such a change would be in the best interest of the Company and our shareholders.
The Board of Directors recommends a vote FOR the ratification of Arnett Carbis Toothman LLP as our independent registered public accounting firm for the year 2016.

AUDIT AND COMPLIANCE COMMITTEE REPORT

The Audit and Compliance Committee of the Board of Directors of the Company is composed of seven (7) independent directors. The members of the Audit and Compliance Committee are George W. Pace, Chairman, John W. Crites, Georgette R. George, Thomas J. Hawse, III, Gary L. Hinkle, Gerald W. Huffman and Charles S. Piccirillo.
The Audit and Compliance Committee operates under a written charter adopted by the Company’s Board of Directors. A copy of the Audit and Compliance Committee Charter is available on the Company’s website at www.summitfgi.com.
The Audit and Compliance Committee has reviewed the audited financial statements of the Company for the fiscal year ended December 31, 2015, and discussed them with Management and the Company’s independent auditors, Arnett Carbis Toothman LLP. The Audit and Compliance Committee also has discussed with the independent auditors the matters required to be discussed by the Auditing Standards Board Statement of Auditing Standards No. 61, as amended.
The Audit and Compliance Committee has received from the independent auditors the written disclosures and letter required by the Independence Standards Board Standard No. 1, as adopted by the Public Company Accounting Oversight Board in Rule 3600T, and the Audit and Compliance Committee has discussed with the auditors their independence from the Company and Management.
Based on the review and discussions described above, the Audit and Compliance Committee recommended to the Board of Directors that the Company’s audited financial statements for the year ended December 31, 2015, be included in the Company’s Annual Report on Form 10-K for 2015.
AUDIT AND COMPLIANCE COMMITTEE

George W. Pace, Chairman
John W. Crites
Georgette R. George
Thomas J. Hawse, III
Gary L. Hinkle
Gerald W. Huffman
Charles S. Piccirillo

Fees To Arnett Carbis Toothman LLP
The following table presents fees for professional services rendered by Arnett Carbis Toothman LLP to perform an audit of the Company’s annual financial statements for the years ended December 31, 2015 and 2014, and fees for other services rendered by Arnett Carbis Toothman LLP during those periods:

	2015	2014
Audit Fees(1)	$ 179,340	$ 160,660
Audit-Related Fees(2)	36,000	36,000
Tax Fees(3)	10,000	10,900
All Other Fees(4)	27,060	25,850
Total Fees	$ 252,400	$ 233,410
(1)    Audit Fees - These are fees for professional services performed by Arnett Carbis Toothman LLP associated with the annual audit of the Company’s consolidated financial statements and the audit of the effectiveness of the Company’s internal control over financial reporting.
(2)    Audit-Related Fees - These are for assurance and related services performed by Arnett Carbis Toothman LLP that are reasonably related to the performance of the audit or review of the Company’s financial statements. This includes a review of the Company’s quarterly reports on Form 10-Q filed with the Securities and Exchange Commission.
(3)    Tax Fees - These are fees for professional services performed by Arnett Carbis Toothman LLP with respect to tax compliance, tax advice and tax planning. This includes review of original and amended tax returns for the Company and its consolidated subsidiaries; refund claims; payment planning; tax audit assistance; and tax work stemming from “Audit-Related” items.
(4)    All Other Fees - These are fees for other permissible work performed by Arnett Carbis Toothman LLP that does not meet the above category descriptions. This includes: employee benefit and compensation plan audits and consulting on financial accounting/reporting standards.
All services rendered by Arnett Carbis Toothman LLP are permissible under applicable laws and regulations, and pre-approved by the Audit and Compliance Committee.
The Audit and Compliance Committee’s pre-approval policies for audit and non-audit services provided to the Company by Arnett Carbis Toothman LLP are as follows:

•	Any proposed services that would result in fees exceeding 5% of the total audit fees require specific pre-approval by the Audit and Compliance Committee.

•
Any proposed services that would result in fees of less than 5% of the total audit fees may be commenced prior to obtaining pre-approval of the Audit and Compliance Committee. However, before any substantial work is completed, Arnett Carbis Toothman LLP must obtain the approval of such services from the Chairman of the Audit and Compliance Committee.

The spending level and work content of these services are actively monitored by the Audit and Compliance Committee to maintain the appropriate objectivity and independence in auditor’s core work, which are the audits of the Company’s consolidated financial statements and the effectiveness of the Company’s internal control over financial reporting.
The Audit and Compliance Committee has considered and determined that the provision of these additional services is compatible with maintaining Arnett Carbis Toothman LLP’s independence. For more information concerning the Company’s Audit and Compliance Committee, see page 5 of these annual meeting materials.

EXECUTIVE OFFICERS

The names of the Executive Officers of Summit Financial Group, Inc. as of March 18, 2016, the present position and past offices with Summit Financial Group, Inc. and term of office of such officers and the number of shares of Common Stock of the Company beneficially owned by such Executive Officers are set forth in the following table. The number of shares shown as beneficially owned by Executive Officer is determined under the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities.
Unless indicated in the following table, to our knowledge, the Executive Officers have sole voting and sole investment power with respect to all shares beneficially owned. Shares of common stock issuable upon exercise of currently exercisable options within 60 days of March 18, 2016, are deemed to be outstanding and to be beneficially owned by the Executive Officer holding the options for the purpose of computing the percentage ownership of that Executive Officer, but are not treated as outstanding for the purpose of computing the percentage ownership of any other Executive Officer.

Name and Age as of the May 19, 2016 Meeting Date	Positions and Offices with Summit and Summit Community Bank and Term of Office	Amount of Beneficial Ownership of Summit’s Common Stock as of March 18, 2016
		Number of Common Shares	% of Common Stock
H. Charles Maddy, III.(53)	Director of Summit Financial Group since 1993. President and CEO of Summit Financial Group since 1994; Chairman of Board of Directors of Summit Community Bank, the subsidiary of the Company, since September, 2010 and Co-Chairman from 2007-September, 2010.	117,794(1)	1.08%
Robert S. Tissue ….....(52)	Senior Vice President and Chief Financial Officer of Summit Financial Group since 1998.	91,045(2)	*
Patrick N. Frye ……...(57)	Senior Vice President and Chief of Credit Administration of Summit Financial Group since December 2003.	78,587(3)	*
Scott C. Jennings …...(54)	Senior Vice President and Chief Operating Officer of Summit Financial Group since 2000.	27,213(4)	*
Bradford E. Ritchie ....(48)
Senior Vice President of Summit Financial Group and President of Summit Community Bank since 2012. Served as President of the West Virginia Market of Summit Community Bank from July 2008 to December 2011.
		24,356(5)	*

(1)	Includes 55,929 shares owned by spouse, 26,514 fully vested shares held in Company’s ESOP, exercisable stock options for 20,800 shares.

(2)	Includes 8,414 shares held in Company’s ESOP, exercisable stock options for 13,160 shares, and 740 shares held in spouse’s self-directed IRA.

(3)	Includes 8,539 fully vested shares held in Company’s ESOP and exercisable stock options for 11,760 shares.

(4)	Includes 14,503 fully vested shares held in Company’s ESOP and exercisable stock options for 12,360 shares.

(5)	Includes 1,175 fully vested shares held in Company’s ESOP and exercisable stock options for 5,000 shares.

* Indicates officer owns less than 1% of the Company’s Common Stock.

PRINCIPAL SHAREHOLDERS

The following table lists each shareholder of Summit who is the beneficial owner of more than 5% of Summit’s voting securities as of March 18, 2016.

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	% of Class

Common Stock	Castle Creek Capital Partners V, LP 6051 El Tordo P. O. Box 1329 Rancho Santa Fe, CA 92067	1,057,137	9.74%

Common Stock	John W. Crites (1) and Patricia A. Crites (2) P. O. Box 867 Petersburg, WV 26847	693,962	6.39%

Common Stock	Summit Financial Group, Inc. ESOP (3) P.O. Box 179 Moorefield, WV 26836	588,193	5.42%

(1)
Mr. Crites shares voting and dispositive power over 693,962 shares with his spouse, Patricia Crites, which includes 439,019 shares of Common Stock held in nine subtrusts created for the benefit of the Crites grandchildren (Mrs. and Mr. Crites act as co-trustees of seven of the nine subtrusts and also have the power to vote the shares owned by all nine of the subtrusts, including two subtrusts for which they are not acting as co-trustees) and 151,430 shares owned individually by Mrs. Crites.

(2)
Mrs. Crites shares voting and dispositive power over 693,962 shares with her husband, John Crites, which includes 439,019 shares of Common Stock held in nine subtrusts created for the benefit of the Crites grandchildren (Mrs. and Mr. Crites act as co-trustees of seven of the nine subtrusts and also have the power to vote the shares owned by all nine of the subtrusts, including two subtrusts for which they are not acting as co-trustees), 151,430 shares owned individually by Mrs. Crites, and 26,872 shares individually owned by Mr. Crites.

(3)
Under the terms of the ESOP, participants in the ESOP have the right to direct the Trustees of the Trust in the voting of the Company’s common stock allocated to their accounts on all matters required to be submitted to a vote of shareholders.  Under the applicable trust agreement, the Trustees are to vote shares with respect to which no voting instructions are received from plan participants in proportion to the shares voted by plan participants who do submit voting instructions.  The Trustees disclaim beneficial ownership of the shares attributed to the Trustees in their capacity as Trustees of the Trust.

REQUIREMENTS, INCLUDING DEADLINE FOR SUBMISSION
OF PROXY PROPOSALS, NOMINATION OF DIRECTORS AND
OTHER BUSINESS OF SHAREHOLDERS

Under our Articles of Incorporation, certain procedures are provided which a shareholder must follow to nominate persons for election as Directors. These procedures provide that nominations for Directors at an annual meeting of shareholders must be submitted in writing to the President of the Company at P. O. Box 179, 300 North Main Street, Moorefield, West Virginia 26836. The nomination must be received no later than:
•thirty (30) days in advance of an annual meeting if at least thirty (30) days prior notice is provided; or
•five (5) days following the day on which the notice of meeting is mailed if less than thirty (30) days’ notice is given.
The nomination must contain the following information about the nominee and notifying shareholder:
•name of the nominee;
•address of the nominee;
•principal occupation of the nominee;
•the number of shares of common stock held by the notifying shareholder; and the name and address of the notifying shareholder.
The chairman of the meeting may refuse to acknowledge the nomination of any person, if not in compliance with the foregoing procedures.
The Board is not aware of any matters that are expected to come before the Annual Meeting other than those referred to in this Proxy Statement. If any other matter should come before the Annual Meeting, the persons named in the accompanying proxy intend to exercise their discretionary authority in accordance with applicable federal and state laws and regulations to vote the proxies in accordance with their best judgment.
Under the rules of the SEC, shareholder proposals intended to be presented at the Company’s 2017 Annual Meeting of Shareholders must be received by us, Attention: Secretary, at our principal executive offices by December 18, 2016, for inclusion in the proxy statement and form of proxy relating to that meeting. We strongly encourage any shareholder interested in submitting a proposal to consult knowledgeable counsel with regard to the detailed requirements of applicable securities laws.
Shareholder proposals to be brought before our 2017 Annual Meeting and submitted outside the processes of Rule 14a-8 must be received by us, Attention: Secretary, at our principal executive offices by February 28, 2017. If notice is not provided by February 28, 2017, the persons named in the Company’s proxy for the 2017 Annual Meeting of Shareholders will be allowed to exercise their discretionary authority to vote upon any such proposal without the matter having been addressed in the proxy statement for the 2017 Annual Meeting of Shareholders.
Stock Transfers
Current market quotations for the common stock of Summit Financial Group, Inc. are available on the NASDAQ Capital Market under the symbol “SMMF.”

ANNUAL REPORT

The annual report of the Company for the year ended December 31, 2015, is being mailed concurrently with this Proxy Statement.
The financial statements and other information to be delivered with this Proxy Statement constitute the annual disclosure statement as required by 12 C.F.R. 18.

FORM 10-K

The Company will furnish without charge to each person whose proxy is being solicited, upon the request of any such person, a copy of the Company’s annual report on Form 10-K for 2015. Requests for copies of such report should be directed to Julie R. Markwood, Vice President, Chief Accounting Officer, Summit Financial Group, Inc., P. O. Box 179, Moorefield, West Virginia 26836, or e-mail jmarkwood@summitfgi.com.

Whether or not you plan to attend the Meeting, please mark, sign, date, and promptly return the enclosed proxy in the enclosed envelope. No postage is required for mailing in the United States.

By Order of the Board of Directors,

April 14, 2016

Summit FINANCIAL GROUP

Strength. Vision. Prosperity.

IMPORTANT ANNUAL MEETING INFORMATION

Using a **black ink** pen, mark your votes with an **X** as shown in this example. Please do not write outside the designated areas. X

Annual Meeting Proxy Card

▼ **PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.** ▼

A Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposals 2 and 3.

1. To elect five (5) Directors of Summit to serve a three year term until the 2019 Annual Meeting or until their successors are elected and qualified::

	For	Withhold		For	Withhold		For	Withhold
01 - Oscar M. Bean	☐	☐	02 - Dewey F. Bensenhaver	☐	☐	03 - John W. Crites, II	☐	☐
04 - James P. Geary, II	☐	☐	05 - Charles S. Piccirillo	☐	☐			

B Non-Voting Items

Change of Address — Please print your new address below.

Comments — Please print your comments below.

Annual Report
Mark here if you no longer wish to receive paper annual meeting materials and instead view them online. ☐

Meeting Attendance
Mark the box to the right if you plan to attend the Annual Meeting. ☐

C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Shareholder(s) should sign exactly as name(s) appears on the label. Any person signing in fiduciary capacity should please enclose proof of his appointment unless such proof has already been furnished. All joint owners must sign.

Date (mm/dd/yyyy) — Please print date below. / /

Signature 1 — Please keep signature within the box.

Signature 2 — Please keep signature within the box.

1 U P X

02ABEC

▼ **PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.** ▼

Summit FINANCIAL GROUP

Strength. Vision. Prosperity.

REVOCABLE PROXY — SUMMIT FINANCIAL GROUP, INC.

The undersigned shareholder(s) of Summit Financial Group, Inc. ("Summit") hereby appoints Julie R. Markwood and Teresa D. Ely, or either of them, with full power to act alone as attorneys and proxies to vote all the shares of the common stock of Summit held or owned by the undersigned at the Annual Meeting of Shareholders on May 19, 2016, or at any adjournments thereof, for the following purposes and upon any other matters that may come before the meeting or any adjournment thereof, with all the powers the undersigned would possess if personally present, hereby revoking all previous proxies:

THE PROXIES INTEND TO EXERCISE THEIR DISCRETIONARY VOTING AUTHORITY IN ACCORDANCE WITH APPLICABLE FEDERAL AND STATE LAWS AND REGULATIONS TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY BE BROUGHT BEFORE THE MEETING OR ANY ADJOURNMENT THEREOF.

THE SHARES OF COMMON STOCK REPRESENTED BY THIS PROXY WILL BE VOTED AS SPECIFIED. IF NO CHOICE IS SPECIFIED, THE PROXY WILL BE VOTED FOR PROPOSALS 1, 2 AND 3.

This proxy confers on the proxy holder the power of cumulative voting for the election of Directors and the power to vote cumulatively for less than all of the nominees listed in Item 1. This proxy may be revoked at any time prior to its exercise in accordance with the procedure set forth in the proxy materials.